UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington. D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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FORTERRA, INC.

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Dear Stockholders,

I would like to invite you to join us at Forterra’s Annual Meeting of Stockholders on Thursday, May 24, 2018, at 10:00 a.m., local time, at our corporate headquarters, which is located at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this Proxy Statement.

In addition to the Proxy Statement you should have received a copy of our Annual Report on Form 10-K for fiscal year 2017, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2017 Annual Report on Form 10-K on the Company’s website at forterrabp.com.

Please take this opportunity to participate in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See “About the Annual Meeting-How do I vote by proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

April 20, 2018

Sincerely,

Jeff Bradley

Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on May 24, 2018.

The Proxy Statement and accompanying 2017 Annual Report to Stockholders are available at www.proxydocs.com/FRTA.

NOTICE OF ANNUAL MEETING

TIME AND DATE:	10:00 a.m., local time, on Thursday, May 24, 2018

LOCATION:	Forterra, Inc.

511 E. John Carpenter Freeway, Suite 600

Irving, TX 75062

ITEMS OF BUSINESS:	The following matters of business will be voted on at the meeting:

•	To elect the three director nominees named in the Proxy Statement to hold office until the 2021 annual meeting;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To approve the Forterra, Inc. 2018 Stock Incentive Plan; and

•	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE:	Only stockholders of record as of the close of business on April 2, 2018 are entitled to receive notice of, to attend and to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING:	Whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, by telephone or by mailing your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors,

Lori M. Browne

Executive Vice President, General Counsel

and Corporate Secretary

Irving, Texas

April 20, 2018

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

We are providing these proxy materials in connection with the 2018 Annual Meeting of Stockholders of Forterra, Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read this Proxy Statement before voting. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, or the 2017 Form 10-K.

2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date	Location
May 24, 2018 at 10:00 a.m. (local time)	April 2, 2018	Forterra, Inc. Headquarters 511 E. John Carpenter Freeway, Suite 600 Irving, Texas 75062

Agenda Items:

Proposal		Board Recommendation	Page Reference
1	Election of the three director nominees named in this Proxy Statement	FOR each nominee	5
2	Ratification of the appointment of Ernst & Young LLP for 2018	FOR	6
3	Advisory vote to approve executive officer compensation	FOR	7
4.	Approval of the Forterra, Inc. 2018 Stock Incentive Plan	FOR	8

VOTING YOUR SHARES

You are entitled to vote your shares if you were a stockholder at the close of business on April 2, 2018, the record date for the Annual Meeting. You may vote:

•	By Telephone – You may call the number listed on your proxy card or voting instruction card.

•	By Mail – You may complete, sign, date and return your proxy card or voting instruction card in the envelope provided.

•	By Internet – You may vote electronically on the Internet by visiting the webpage address listed on your proxy card or voting instruction card.

•	In Person – You may attend the Annual Meeting in person and vote by ballot at that time.

See “About the Annual Meeting-How do I vote by proxy?” below and your proxy or voting instruction card accompanying this Proxy Statement for further information.

ABOUT THE ANNUAL MEETING

We are providing these proxy materials in connection with the 2018 Annual Meeting of Stockholders of Forterra, Inc., or the Annual Meeting. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2017 Annual Report to Stockholders were first mailed to stockholders on or about April 24, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to “Forterra,” “our company,” “the Company,” “us,” “we” and “our” refer to Forterra, Inc. and its consolidated subsidiaries.

Who is soliciting my vote?

The Board of Directors of the Company, or the Board, is soliciting your vote in connection with the 2018 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	To elect the three director nominees named in the Proxy Statement to hold office until the 2021 annual meeting;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To approve the Forterra, Inc. 2018 Stock Incentive Plan.

Stockholders will also act upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

1.	For the election of Chris Meyer, Richard “Chip” Cammerer, Jr. and Kyle Volluz as directors to hold office until the 2021 annual meeting;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

3.	For the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	For the approval of the Forterra, Inc. 2018 Stock Incentive Plan.

Who is entitled to vote at the Annual Meeting?

The Board set April 2, 2018 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the

Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 64,227,225 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.

In respect of proposals 2, 3 and 4, to be approved, such proposal must receive the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against such proposal. Broker non-votes will not affect the outcome of any of these proposals.

The result of the advisory vote on the compensation of the Company’s named executive officers is not binding on the Board.

Lone Star Fund IX (U.S.), L.P., which we refer to in this Proxy Statement, along with its affiliates and associates (excluding us and other companies that it owns as a result of its investment activities), as Lone Star, beneficially owns approximately 70.2% of the Company’s common stock through Forterra US Holdings, LLC, our controlling stockholder. Lone Star has indicated that it will vote its shares in favor of the director nominees named in this Proxy Statement and in favor of Proposals 2, 3 and 4. If Lone Star votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to elect the director nominees and to adopt Proposals 2, 3 and 4.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy and electronically on the Internet or by telephone.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. Similarly, if you vote electronically on the

Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board for the matters on which you do not vote. In connection therewith, the Board has designated Jeff Bradley and Lori Browne as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instruction. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors or the other matters that will come before the Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect the three directors named in this Proxy Statement to serve on the Board. The Company’s Certificate of Incorporation provides that the Board shall consist of not fewer than two nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by the Board. Our Board currently consists of 10 directors. Our Certificate of Incorporation provides that our Board shall be divided into three classes, with the term of office of one class expiring each year. The terms of office of Classes I, II and III end at the 2020 annual meeting, the Annual Meeting, and the 2019 annual meeting, respectively. Each class consists, as nearly as possible, of one-third of the total number of directors. Currently, Class I consists of four directors, and Classes II and III each consist of three directors.

At the Annual Meeting, three individuals will be elected for three-year terms expiring in 2021. Our Board has nominated Messrs. Chris Meyer, Richard Cammerer, Jr. and Kyle Volluz be reelected to Class II directors for terms of three years, each expiring at the 2021 annual meeting of stockholders. Messrs. Meyer, Cammerer and Volluz currently serve as directors.

When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. The Board believes that each of the three nominees is highly qualified and has experience, skills, background and attributes that qualify each of them to serve as a director of Forterra. Please see “The Board and Its Committees” below for information about the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically over the Internet or by telephone, your shares will be voted for the election of the three nominees recommended by the Board unless you choose to abstain with respect to any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.

Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR all three of its nominees.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2018 and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP.

The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Certificate of Incorporation nor the Company’s Bylaws require that stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain Ernst & Young LLP as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, broker non-votes will not affect the outcome of this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL 3. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, and related rules of the Securities Exchange Commission, or the SEC, we are asking our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers, or NEOs, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement and the compensation tables and narrative discussion that follow such section.

Although this vote is not binding on our company, it will provide information to the Compensation Committee of our Board regarding investor views about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion in this Proxy Statement. The Compensation Committee believes our executive compensation program is reasonable and aligned with stockholder interests.

At our 2017 Annual Meeting of Stockholders, our stockholders voted, on an advisory basis, in favor of holding an advisory vote on the Company’s named executive officer compensation every year. In consideration of the results of this advisory vote, our Board has adopted a policy providing for annual say-on-pay votes. Unless our Board modifies this policy, our next advisory vote on compensation following this vote will be held at our 2019 Annual Meeting of Stockholders.

Our stockholders are being asked to approve, by advisory vote, the following resolution relating to the compensation of our named executive officers as reported in this Proxy Statement:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in this Proxy Statement.”

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to approve, on an advisory basis, the compensation of the Company’s named executive officers. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

PROPOSAL 4. APPROVAL OF THE FORTERRA, INC. 2018 STOCK INCENTIVE PLAN

Overview

At the 2018 Annual Meeting of Stockholders, our stockholders will be asked to approve the Forterra, Inc. 2018 Stock Incentive Plan (the “Plan”). Our Board approved the Plan on April 17, 2018, and it will become effective on May 24, 2018 only if approved by the stockholders of the Company (the date of such approval, the “Effective Date”).

We currently maintain only one equity compensation plan, the Forterra, Inc. 2016 Stock Incentive Plan (the “Old Plan”). The following table sets forth certain information about the Plan and the Old Plan as of April 17, 2018:

Number of shares of the Company’s common stock, par value $0.001 per share (“Shares” as used in this Proposal) being requested under the Plan	5,000,000
Number of Shares available for future awards under the Old Plan	680,395
Number of Shares subject to outstanding stock options under the Old Plan	3,356,303
Number of Shares subject to outstanding awards of restricted stock and restricted stock units (full value awards) under the Old Plan	973,983
Weighted average remaining term of outstanding options under the Old Plan	9.6
Weighted average exercise price of outstanding options under the Old Plan	$9.49
Total number of Shares outstanding as of April 17, 2018	64,224,060

We currently anticipate that the Shares available for future awards under the Old Plan will not be sufficient to cover equity incentives to current and prospective officers, employees, non-employee directors and other service providers of the Company and its subsidiaries during 2018 and the first quarter of 2019. Our Board of Directors and the Compensation Committee view equity as a key component in the Company’s ability to attract, retain, and motivate officers and employees and a key factor in aligning both directors’ and employees’ interests with those of our stockholders. Accordingly, our Board encourages you to vote “FOR” this proposal.

On April 17, 2018, the closing price of a Share, as reported on the Nasdaq Global Select Market, or Nasdaq, was $8.79.

The potential dilution from the 5,000,000 Shares to be authorized for issuance under the Plan, for which stockholder approval is being requested, is approximately 6.64% of the Company’s outstanding Shares as of April 17, 2018.

When considering the number of Shares to request under the Plan, the Compensation Committee and the Board reviewed, among other things, projected future Share usage and projected future forfeitures. The projected future usage of Shares for awards under the Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the 5,000,000 Shares being requested under the Plan are currently expected to satisfy the Company’s equity compensation needs for approximately three to five years. The Compensation Committee is committed to effectively managing the number of Shares reserved for issuance under the Plan while minimizing stockholder dilution.

Best Practices in the Plan

We believe that the provisions of the Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•	the Plan prohibits, other than in connection with a change in the Company’s capitalization or certain other corporate transactions, amending the terms of outstanding stock options or stock appreciation rights (“SARs”) to reduce the exercise price of such award, or cancelling and re-granting or exchanging an option or SAR for cash or a new award with a lower (or no) exercise price at any time when the exercise price of such award is above the fair market value of a Share;

•	the Plan prohibits issuing stock options or stock appreciation rights with an exercise price below the fair market value of a Share on the date of grant;

•	the Plan prohibits dividends or Dividend Equivalents in respect of stock options or SARs; and

•	the Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Plan or otherwise, during any calendar year to any non-employee director to no more than $250,000, or $500,000 during any calendar year in which a director first joins the Board of Directors or is first designated as Chairman or Lead Director.

Plan Summary

The following summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth in Appendix 1 to this Proxy Statement.

Purpose

The Plan is intended to promote and closely align the interests of employees, officers, non-employee directors and other service providers of the Company and its stockholders by providing stock-based compensation. The objectives of the Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of participants to those of the Company’s stockholders.

Administration

The Plan will be administered by the Compensation Committee (or any successor committee), or such other committee as designated by the Board to administer the Plan (such administrator, referred to as the “Committee” in this proposal). The Committee may delegate any or all of its authority to one or more subcommittees of one or more directors and/or officers of the Company, provided that any delegation of authority to one or more officers must specify the total number of Shares such subcommittee may award pursuant to such delegated authority and no officer serving on such subcommittee may receive an award pursuant to the delegated authority. The Company’s chief human resources officer has also been designated to assist in the day-to-day administration of the Plan and awards granted thereunder.

The Committee has the authority to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, among other things, (1) to prescribe, amend and rescind rules and regulations relating to the Plan; (2) to determine which persons will receive awards under the Plan; (3) to prescribe and amend the terms of award agreements evidencing awards under the Plan; and (4) to interpret and construe the Plan. The Committee may also make exceptions to the provisions of any awards. All determinations of the Committee are final and binding.

Eligibility

Awards may be granted to any current or prospective employee, officer, non-employee director or other service provider of the Company or any of its subsidiaries. As of April 17, 2018, there were approximately 4,300 individuals that would be eligible to participate in the Plan, including our six executive officers and three non-employee directors. The number of eligible participants may increase over time if we experience growth.

Shares Subject to the Plan

If the Plan is approved by the stockholders at the Annual Meeting, subject to adjustment for certain changes in the Company’s capitalization, the aggregate number of Shares issuable under the Plan will be 5,000,000, plus any Shares subject to outstanding awards under the Old Plan as of the Effective Date that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable Shares).

The aggregate number of Shares issued under the Plan at any time will equal only the number of Shares actually issued upon exercise or settlement of an award. The aggregate number of Shares available for issuance will not be reduced by (i) Shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) Shares subject to awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award, or (iii) Shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, Shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award will be available for issuance under the Plan.

The Shares to be delivered under the Plan may consist of, in whole or in part, Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.

Types of Awards

The Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, whether granted singly or in combination, pursuant to which Shares, cash or a combination thereof may be delivered to the award recipient.

Options.     An option is the right to purchase shares at a future date at a specified exercise price. The Committee may grant both nonqualified stock options and incentive stock options under the Plan, although incentive stock options may only be granted to employees of the Company or any of its subsidiaries. The per share exercise price will be determined by the Committee, but must be at least equal to the fair market value of the underlying Shares on the date of grant (other than with regard to certain Substitute Awards (as described below)). The Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant; provided, however, the term of an option (other than an incentive stock option) will be automatically extended if, at the time of its scheduled expiration, the participant holding such option is prohibited by law or the Company’s insider trading policy from exercising the option, which extension will expire on the 30th day following the date such prohibition no longer applies. Furthermore, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying Shares on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in Shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of Shares issuable under the option, the delivery of previously owned Shares or withholding of Shares deliverable upon exercise. Other than in connection with a change in the Company’s capitalization, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or, at any time when the exercise price of a previously awarded option is greater than the fair market value of a Share, the Committee may not, without stockholder approval, cancel and re-grant or exchange such option for cash or a new award with a lower (or no) exercise price. Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of an option or any Shares subject to an option until the participant becomes the holder of record of such Shares.

Stock Appreciation Rights.     A stock appreciation right, or SAR, is a contractual right granted to the participant to receive, in cash, shares or a combination thereof, an amount equal to the appreciation of one share from the date of grant. Stock appreciation rights may be granted as freestanding awards, or in tandem with other types of awards. Unless otherwise determined by the Committee, if a stock appreciation right is granted in tandem with another award, the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the stock appreciation right will be identical to the exercise price, vesting, exercisability, forfeiture and termination provisions applicable to the other award. All freestanding stock appreciation rights will be granted subject to the same terms and conditions applicable to options, as described above. Other than in connection with a change in the Company’s capitalization, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding SARs or, at any time when the exercise price of a previously awarded SAR is greater than the fair market value of a Share, the Committee may not, without stockholder approval, cancel and re-grant or exchange such option for cash or a new award with a lower (or no) exercise price. Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of an SAR or any Shares subject to an SAR until the participant becomes the holder of record of such Shares.

Restricted Stock and Restricted Stock Units.     A restricted stock award involves an immediate transfer of ownership of a fixed number of Shares to the participant, although the Shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The participant will be entitled to voting, dividend and other ownership rights in such Shares unless the Committee determines otherwise.

A restricted stock unit is an award denominated in units of Shares that is subject to such terms and conditions as the Committee deems appropriate. For each restricted stock unit, a participant will be entitled to receive (assuming all terms and conditions are met) either Shares or a cash amount calculated with reference to the value of a Share. Participants will have no voting rights with respect to Shares underlying restricted stock units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger. Shares underlying restricted stock units will be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

Substitute Awards

If the Company or any of its subsidiaries acquires or merges or combines with another entity, the Company may grant awards in assumption of, or in substitution or exchange for, awards previously granted or promised, or Substitute Awards. Substitute Awards will not reduce the number of Shares authorized for issuance under the Plan. The exercise price of a Substitute Award may be less than the fair market value of the underlying shares on the date of grant if the exercise price is based on a formula contained in the original option agreement or the purchase or merger agreement. In addition, if the entity acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries merges or combines has shares available under a pre-existing plan approved by its stockholders, the Company may grant awards to individuals who were employees, directors, consultants or advisors of the other entity under such other entity’s pre-existing plan and such grants of awards will not reduce the amount of Shares available for issuance under the Plan.

Limitations of Awards

The Plan includes certain limitations on the number of Shares underlying awards and the amount of cash payable to certain participants, subject to adjustment for certain changes in our capitalization or other corporate transactions as follows: (i) non-employee directors may not receive awards or cash compensation under the Plan (or otherwise) during any calendar year, the aggregate value of which exceeds $250,000, or $500,000 during any calendar year in which the director first joins the Board or is first designated as Chairman or Lead Director; and (ii) the aggregate number of Shares that may be issued pursuant to the exercise of incentive stock options granted under the Plan may not exceed 5,000,000. Awards may not be granted under the Plan after April 17, 2028.

Performance Conditions

The Committee may establish one or more performance criteria that determine the number of Shares, restricted stock units, or cash to be granted, retained, vested, or issued in settlement of or pursuant to an Award. Such criteria may be based on any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business division or unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earning or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) total backlog, (xxi) days sales outstanding, (xxii) customer service, (xxiii) operational safety, reliability and/or efficiency, (xxiv) environmental incidents, or (xxv) any other criteria, including without limitation other standards of financial, operational or personal performance, as determined by the Committee. The Committee may make adjustments to the performance criteria so as to neutralize the effects of any unanticipated events or occurrences on the applicable award.

Transferability Restrictions

Except as otherwise permitted by the Committee, participants generally may not sell, transfer for value, pledge, assign or otherwise alienate or hypothecate awards granted under the Plan other than by will or the laws of descent and distribution, and each option and SAR is generally exercisable only by a participant during his or her lifetime. A participant may transfer or assign an award as a gift to an entity wholly owned by such participant, provided that such entity will be entitled to exercise assigned options and SARs only during lifetime of the assigning participant (or following the assigning participant’s death, by the participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such entity may not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such award.

The Committee may also provide that Shares issued under an award will be subject to further agreements, restrictions, conditions or limitations, including, without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by participant and others, (iii) restrictions as to the use of a specified brokerage firm, and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

Recoupment

The Committee may provide that any award, including any Shares subject to an award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy set forth in an award agreement or otherwise maintained by the Company from time to time.

Termination of Employment

The Committee will determine and include in the award agreement the terms and conditions applicable to an award following a participant’s termination of employment or engagement with the Company and its subsidiaries.

Change in Capitalization

The Committee has discretion to equitably adjust the number and kind of shares available for issuance under the Plan and the number and kind of shares subject to the limitations described above in “Limitations of Awards” in the event of a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or other distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the Company outstanding. The Committee may also adjust the exercise price, number or kind of shares subject to individual awards and other terms to reflect the foregoing events.

In the event of a change in capitalization caused by a change of control, merger, consolidation or otherwise, the Committee has discretion to determine the appropriate equitable adjustment, if any, to be effected. For example, the Committee has discretion to (i) provide for the assumption or substitution of, or adjustment to, each outstanding award, (ii) accelerate the vesting of, or termination of any restrictions on, outstanding awards, (iii) provide for cancellation of accelerated awards that are not exercised within a time period prescribed by the Committee or (iv) provide for the cancellation of outstanding awards in exchange for a cash payment to the holders of such awards.

No fractional shares will be issued in connection with a change in capitalization.

Amendment or Termination of the Plan

The Board may amend, alter or discontinue the Plan, and the Committee may amend or alter any award agreement. However, other than in connection with a change in the Company’s capitalization or other corporate transaction as described above in “Change in Capitalization,” no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of Shares for which awards may be granted under the Plan;

•	reduce the exercise price of future issuances of options to below the fair market value of a Share on the date of grant;

•	other than in connection with a change in the Company’s capitalization or other corporate transaction, reduce the exercise price of outstanding options or SARs or, at any time when the exercise price of a previously awarded option or SAR is greater than the fair market value of a Share, cancel and re-grant or exchange such option or SAR for cash or a new award with a lower (or no) exercise price;

•	extend the term of the Plan;

•	change the class of persons eligible to be participants in the Plan;

•	increase the limitations for non-employee directors described in “Limitations of Awards;” or

•	otherwise amend the Plan in any way that would require stockholder approval by law or under the Nasdaq listing requirements.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to the Company and to recipients of awards under the Plan. The summary is based on the United States Internal Revenue Code (the “Code”) and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this proxy statement, all of which are subject to change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Plan. The laws governing the tax aspects of these awards are highly technical, and such laws are subject to change. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

Nonqualified Stock Options and Stock Appreciation Rights

The recipient will not have any income at the time a nonqualified stock option or a SAR is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of Shares), in an amount equal to the excess of the fair market value of the Shares to which the option exercise pertains over the option exercise price. When an SAR is exercised, the holder will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the fair market value on the exercise date of any Shares received.

Incentive Stock Options (“ISOs”)

A recipient will not have any income at the time an ISO is granted or have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the Shares at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax. If the optionee disposes of the Shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the Shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the Shares over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the Shares are held. The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee.

Restricted Stock

A participant will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the Shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such Shares (determined without regard to the restrictions imposed by the Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to Shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of such Shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to Shares subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units

A participant generally will not recognize income upon the grant of an award of restricted stock units. Unless the participant has made a deferral election that satisfies the requirements of Code Section 409A, the participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the Plan on the award terminate in an amount equal to the excess, if any, of the fair market value of the Shares on the date the restrictions expire or are removed over any amount paid by the participant for such Shares. If a valid deferral election has been made, the participant will recognize ordinary income in the year the restricted stock unit is paid to him or her, in an amount equal to the excess, if any, of the fair market value of the Shares on the date of payment over the amount paid by the participant for such Shares.

Withholding Taxes

Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards granted under the Plan. The Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of Shares, by electing to have the Company withhold a portion of the Shares that would otherwise be issued upon exercise of an award or by tendering Shares already owned by the participant.

General Matters

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above. For taxable years beginning after December 31, 2017, Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Code. In addition, in connection with a change in control of the Company, and depending upon the terms and conditions of awards granted under the Plan and upon the individual circumstances of the participants, certain amounts with respect to awards granted under the Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. The Company generally intends that awards granted under the Plan comply with, or are otherwise exempt from, Section 409A of the Code, but cannot guarantee such treatment and will have no liability to a participant or any other party if an award is not so compliant or exempt.

New Plan Benefits

The benefits that will be awarded or paid in the future under the Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2017 under the Old Plan to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 42 of this Proxy Statement.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes, as of April 17, 2018, information with respect to (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted average exercise price of outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance, in each case under the Old Plan. The below table does not reflect the approval of the Plan and the new Shares being requested under this proposal 4. We do not have any equity compensation plans not approved by security holders.

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	3,885,019	(1)	$9.47	(2)	680,395
Equity compensation plans not approved by stockholders	—		n/a		—

Total	3,885,019		$9.47		680,395

(1)	Amount includes outstanding stock option and restricted stock unit awards.

(2)	Amount reflects the weighted average exercise price with respect to outstanding stock options and does not take into account outstanding restricted stock units, which do not have an exercise price.

Securities Registration

We intend to register the Shares available for issuance under the Plan under a Registration Statement on Form S-8 to be filed with the SEC following approval of the Plan by our stockholders.

Vote Required

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is necessary to approve the Forterra, Inc. 2018 Stock Incentive Plan. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the 2018 Stock Incentive Plan.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board believes that its members, and the Board as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes there are certain attributes each individual director should possess, as reflected in the Board’ membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under “Committees of the Board of Directors-Nominating and Corporate Governance Committee” below. For incumbent directors, the factors also include past performance on the Board and its committees.

The following discussion sets forth the names, ages and background information of the nominees for election as director and the current members of the Board who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board to conclude that each such nominee/director should serve on the Board. The individuals who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

NOMINEES

Chris Meyer—Mr. Meyer, age 47, is a Class II director and has been Chairman of our Board since July 2017 and a member of our Board since October 2016. Mr. Meyer has been Senior Managing Director of Lone Star North America Acquisitions, L.P., an affiliate of ours and Lone Star, since April 2018, where he leads all acquisition efforts for Lone Star in North America. Prior to his role at Lone Star, Mr. Meyer served as Managing Director of Hudson Americas L.P., a related party of Lone Star and ours, from February 2015 through April 2018, where he had oversight responsibility for all of Lone Star’s private equity investments, including our company, and also assisted with the due diligence and underwriting of potential operating company investments. Prior to joining Hudson Americas, Mr. Meyer held a number of positions with McKinsey & Company, Inc., a global management consulting firm, most recently serving as a Director (Senior Partner). While at McKinsey, Mr. Meyer managed the Dallas office, co-led the Consumer Practice group and co-founded McKinsey’s Consumer Marketing Analytics Center. Mr. Meyer has served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017 and currently serves as a member of the board of directors of a number of privately held companies, including several for which he serves as chairman. Mr. Meyer earned a Bachelor of Science degree in Industrial Engineering from North Carolina State University and a Masters of Business Administration degree from Harvard Business School.

Mr. Meyer’s background, including as a management consultant in a wide range of industries, allows him to assist the Board in understanding and addressing a wide variety of the issues it faces. Mr. Meyer also brings significant financial and operational expertise developed through his past and current leadership and oversight roles. His responsibilities for Lone Star’s companies, including our company, also provide Mr. Meyer with a deep working knowledge of our business and operations.

Richard “Chip” Cammerer, Jr.— Mr. Richard Cammerer, Jr., also known as Chip, age 44, is a Class II director and has been a member of our Board since April 2018. Mr. Cammerer has been a Managing Director with Hudson Advisors L.P., a related party of Lone Star and ours, since January 2016. Mr. Cammerer has over 20 years of experience within the commercial and investment banking industry, advising corporate clients and boards on a range of strategic and financial transactions. He served as Managing Director of Consumer & Retail Investment Banking Group at RBC Capital Markets LLC from June 2014 to January 2016. From 2006 to June 2014, he held various roles within Citigroup Global Markets Inc.’s investment banking arm in New York, most recently being promoted to Managing Director of the industry team in 2010. Previously, he held roles in Deutsche Bank Securities Inc., Banc of America Securities LLC and Bank of America, N.A. Mr. Cammerer served as Non-Executive Director of Forterra plc., a former affiliate of ours, from March 2016 to April 2017 and currently serves as a member of the board of other private companies. Mr. Cammerer holds a Bachelor degree in Business Administration in Finance from Southern Methodist University and a Master of Business Administration degree from Vanderbilt University with a dual concentration in Finance and Accounting.

Mr. Cammerer’s background, including as a commercial and investment banker serving a wide variety of industries, allows him to bring broad financial management and financial markets expertise to the Board that allows him to make valuable contributions to our capital structure and financing and investing activities. In addition, Mr. Cammerer’s past and current leadership and oversight roles for a number of other companies allow him to assist the Board in strategic, financial and operational decisions.

Kyle Volluz—Mr. Volluz, age 49, is a Class II director and has been a member of our Board since June 2016. Mr. Volluz has been a Managing Director with Hudson Advisors L.P., a related party of Lone Star and ours, since January 2015, and for the five years prior to that, a Director with Hudson Advisors, in each case, with responsibility for the management of the Legal Department. In such capacity, Mr. Volluz oversees all legal issues impacting operating companies that are affiliates of Lone Star within North America, as well as other corporate investments for which Hudson Advisors or its subsidiaries provide asset management services in North America. In particular, Mr. Volluz has been actively involved in the negotiation and closing of numerous lending transactions, acquisitions and asset sales for us and other Lone Star portfolio companies since joining Hudson Advisors in 2009. Previously, Mr. Volluz was Senior Vice President and Director of Legal Services for Goldman Sachs Specialty Lending Group, an affiliate of Goldman, Sachs & Co., a position he held from 2005 to 2009. Prior thereto, Mr. Volluz was an attorney with Baker Botts LLP and Thompson & Knight LLP, where he supported clients in various types of commercial banking transactions, mergers and acquisitions, private and public securities offerings and debt financing transactions. Mr. Volluz has served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017, served as a member of the board of directors of Continental Building Products, Inc. from February 2014 to March 2016 and currently serves as a member of the board of directors of a number of privately held companies. Mr. Volluz graduated from the University of Texas at Austin in Austin, Texas. He holds a Master of Business Administration degree from the Thunderbird School of Global Management in Glendale, Arizona, and a Juris Doctor degree from the Dedman School of Law at Southern Methodist University in Dallas, Texas.

Mr. Volluz’s knowledge of our company allows him to bring a well-informed perspective to the Board regarding our operations and the associated legal risks. His extensive experience with capital market transactions, both involving our company and other affiliates of Lone Star, also allows him to make valuable contributions with respect to our capital structure and financing and investing activities. His legal background also provides valuable insight to the board regarding issues we may face.

CONTINUING DIRECTORS

Jeff Bradley—Mr. Bradley, age 57, is a Class I director and has served as our Chief Executive Officer since September 2015 and a member of our Board since July 2016. Mr. Bradley joined Forterra from Globe Specialty Metals, a publicly-traded producer of silicon metal and silicon based alloys, where he served as Chief Executive Officer from 2008 through 2015, when the company was purchased by Ferroglobe plc. From 2005 to 2008, Mr. Bradley served as Chairman and Chief Executive Officer of Claymont Steel, a U.S. custom steel plate producer. Prior to Claymont Steel, Mr. Bradley held numerous key roles at Worthington Industries. Mr. Bradley holds a Bachelor of Science degree in Business Administration from Loyola University.

As our Chief Executive Officer, Mr. Bradley brings a deep understanding of our business, operations and strategic planning to the Board. Mr. Bradley also has extensive industry and public company experience gained through his prior service as Chief Executive Officer of Globe Specialty Materials and Claymont Steel, where he successfully led each company through its initial public offering and its early stages as a public company. Mr. Bradley’s board service will also provide a direct and open channel of communications between the Board and management.

Robert Corcoran—Mr. Corcoran, age 58, is a Class I director and has been a member of our Board since October 2016. Mr. Corcoran is Senior Advisor – Global Operations for Hudson Advisors LP, a related party of Lone Star and ours, a position he has held since January 2016. Mr. Corcoran was formerly President and Chief Operating Officer of Hudson Advisors, a position he held from July 2014 to December 2015, and prior to that served as President and Chief Financial Officer of Hudson Advisors starting in 1993. Before joining Hudson Advisors, Mr. Corcoran served as the Controller for Brazos Asset Management, Inc. and American Real Estate Group. Mr. Corcoran began his career with the accounting firm of Touche Ross & Co. in San Antonio. He is a CPA and holds a Bachelor of Science degree from the University of Texas at San Antonio.

Mr. Corcoran brings a significant level of management and asset-oversight expertise to the Board from his career with Hudson Advisors. His service as an executive also provides the Board with valuable insight regarding management’s day-to-day duties and responsibilities. Mr. Corcoran’s past service on our advisory board also provides him with a working knowledge of our business and operations.

Dominic LaValle—Mr. LaValle, age 40, is a Class I director and has been a member of our Board since April 2018. Mr. LaValle has been a Managing Director with Hudson Americas, L.P., a related party of Lone Star and ours, since January 2018, where he previously served as Director from July 2015 through December 2017. In such capacity, he is responsible for sourcing, executing and managing private equity investments. Prior to Hudson Americas, Mr. LaValle was a Managing Director at Sowell & Company from September 2013 to July 2015 and a Managing Director at Wynnchurch Capital from May 2011 to June 2013. Mr. LaValle holds an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Economics from Dartmouth College, where he graduated Phi Beta Kappa. Mr. LaValle has also served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017, as well as a number of privately held companies.

Mr. LaValle brings broad expertise in financial and operational management to the board of directors. His extensive experience in private equity, on the board of other publicly-traded companies and the financial markets also allows him to make valuable contributions with respect to our growth initiatives, capital structure and financing, acquisition and investing activities.

Chad Lewis—Mr. Lewis, age 35, is a Class I director and has been a member of our Board since April 2018. Mr. Lewis is a Vice President of Hudson Americas, L.P., a related party of Lone Star and ours, where he is responsible for executing and managing private equity investments. Previously, Mr. Lewis served as an Associate of Hudson Americas, L.P. from January 2015 to June 2015. Prior to Hudson Americas, Mr. Lewis was a Consultant at Bain & Company from January 2014 to January 2015 and an Associate at Prospect Partners, LLC from August 2009 to July 2011. Mr. Lewis began his career as an investment banking analyst, and later an Associate, at Lincoln International. Mr. Lewis holds an MBA from the University of Texas at Austin, which was earned between his time at Prospect Partners and Bain & Company, and a Bachelor of Science with Special Attainments in Commerce from Washington and Lee University, where he graduated cum laude. Mr. Lewis has also served as a member of the board of directors of Foundation Building Materials, Inc. since April 2018 as well as on the board of directors of another privately held company.

Mr. Lewis brings broad expertise in financial and operational management to the Board. His extensive experience in private equity and the financial markets also allows him to make valuable contributions with respect to our growth initiatives, acquisitions and investing activities. His responsibilities for Lone Star’s companies, including in connection with our company, also provide Mr. Lewis with a valuable working knowledge of our business and operations.

Clint McDonnough—Mr. McDonnough, age 62, is a Class III director and has been a member of our Board since October 2016. Mr. McDonnough has been the Managing Partner of McDonnough Consulting LLC, a consulting firm, since May 2016. Before retiring in June 2015, Mr. McDonnough served 38 years at Ernst & Young LLP, most recently serving as the Managing Partner of the firm’s Dallas office. In his role as Managing Partner, Mr. McDonnough was responsible for leading all day-to-day practice operations in one of the firm’s largest markets. Prior to serving as Managing Partner, Mr. McDonnough was the firm’s Managing Partner of Assurance & Advisory Business Services for the southwest area practice. Mr. McDonnough has been a member of the board of directors of UDR, Inc. and ORIX USA Corporation since February 2016 and April 2016, respectively. Mr. McDonnough is also active in, and serves on the boards of, several charitable and educational organizations.

Mr. McDonnough brings a significant level of financial and accounting expertise to the Board developed during his more than 35 year career with Ernst & Young LLP. This experience, in particular his experience gained working with numerous listed companies, provides valuable insight regarding public company reporting matters, as well as insight into the process of an audit committee’s interactions with the board and management. Mr. McDonnough’s past service on our advisory board also provides him with a working knowledge of our business and operations.

John McPherson—Mr. McPherson, age 49, is a Class III director and has been a member of our Board since October 2016. Mr. McPherson has been Executive Vice President, Chief Financial and Strategy Officer of Vulcan Materials Company, a publicly-traded producer of construction aggregates, asphalt mix and ready-mixed concrete, since July 2014. Prior to assuming his current position, Mr. McPherson served in a number of roles for Vulcan, including Executive Vice President and Chief Financial Officer from January 2014 to July 2014, Senior Vice President – East Region from November 2012 to December 2013 and Senior Vice President, Strategy and Business Development from October 2011 to November 2012. Before joining Vulcan in October 2011,

Mr. McPherson worked at McKinsey & Company, Inc., a global management consulting firm, beginning in 1995, most recently serving as Senior Partner from 2006 to 2011. Mr. McPherson brings a significant level of financial and accounting expertise to the Board developed during his professional career, including through his service as a Chief Financial Officer. Mr. McPherson’s valuable public company experience also provides the Board with valuable insight regarding public company reporting matters, as well a first-hand view of management’s day-to-day duties and responsibilities. Mr. McPherson’s past service on our advisory board also provides him with a working knowledge of our business and operations.

Jacques Sarrazin—Mr. Sarrazin, age 68, is a Class III director and has been a member of our Board since October 2016. Mr. Sarrazin has also been a Partner at and President of JMH Conseil, a strategy and development consulting firm, since 2015. Mr. Sarrazin has also been an Affiliate Partner at Lindsay Goldberg, a private equity fund, since 2015. Prior to 2015, Mr. Sarrazin held a number of executive positions with Lafarge SA, a French industrial company, over a period of almost 25 years, most recently serving as Group Vice President of Strategy from 2007 to 2014. Prior to Lafarge, Mr. Sarrazin was employed by Pechiney, an aluminum company, and served as a research fellow at Ecole Polytechnique in Paris. Mr. Sarrazin holds a degree in Mining Engineering from Ecole des Mines, Nancy and a PhD from the University of Texas at Austin.

Mr. Sarrazin brings a significant level of industry experience to the Board developed during his approximately 25 year career in the industrial and construction industries, including as an executive at Lafarge. His service as an executive also provides the Board with valuable insight regarding management’s day-to-day duties and responsibilities. Mr. Sarrazin’s past service on our advisory board also provides him with a working knowledge of our business and operations.

MEETINGS OF THE BOARD OF DIRECTORS

The Board holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as it deems necessary or desirable to carry out its responsibilities. In addition, our non-management directors meet as a group at each regularly scheduled Board meeting in an executive session in which Mr. Bradley and other members of management are not present. The Board held thirteen meetings in fiscal 2017. All directors attended at least 75% of all meetings of the Board and of the Committees thereof on which they served during the year. Our Principles of Corporate Governance provides that directors are expected to attend annual meetings of stockholders. Two directors attended the 2017 annual meeting of stockholders.

DIRECTOR COMPENSATION

For service during the first three quarters of 2017, each of our independent directors received an annual retainer of $65,000, with an additional $20,000 annual fee for service as the chair of the audit committee, $15,000 annual fee for service as the chair of the compensation committee, $10,000 annual fee for service as the chair of the nominating and corporate governance committee and $7,500 annual fee for service on a committee of the Board. Beginning in the fourth quarter of 2017, the annual retainer for each of our independent directors was increased to $75,000 per year following a review of director compensation practices at our peer companies. All such cash fees are paid quarterly in arrears. In addition, beginning with our 2018 Annual Meeting, each of our independent directors will receive an award of equity with a grant date fair value of $100,000 per year, which will be awarded in the form of restricted stock units. During 2017, each of our independent directors received an award of restricted stock units with a grant date fair value of $58,340, which was intended to compensate those directors for the period from the date their 2016 equity award (which was granted in connection with our initial public offering) vested until the Annual Meeting.

We do not pay any additional compensation to directors who are members of our management or are employed by affiliates or related parties of Lone Star, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and committee meetings or otherwise in their capacity as directors.

The table below sets forth the compensation paid (or credited) to each of the Company’s independent directors during fiscal year 2017:

	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Clint McDonnough	$84,348	$58,340	$0	$142,688
John McPherson	$79,674	$58,340	$0	$138,014
Jacques Sarrazin	$65,000	$58,340	$0	$123,340

(1)	Represents the aggregate grant date fair value of restricted stock unit awards granted under the Company’s 2016 Stock Incentive Plan, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC 718. The fair value reported equals the number of restricted stock units granted to each independent director multiplied by the grant date price of $9.16 per share. A grant of 6,369 restricted stock units was made to each of Messrs. McDonnough, McPherson, and Sarrazin on December 12, 2017, and each of these individuals held 6,369 restricted stock units at December 31, 2017. Restricted stock units vest on the date of the 2018 Annual Meeting of Stockholders, which will be May 24, 2018.

CONTROLLED COMPANY EXEMPTION

Because Lone Star controls more than 50% of our common stock, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempts us from certain corporate governance requirements, such as the requirements that a company have a majority of independent directors on its board of directors, that compensation of the executive officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors.

DIRECTOR INDEPENDENCE

The Board has affirmatively determined that each of Messrs. McDonnough, McPherson and Sarrazin is independent under Nasdaq rules. In making this determination regarding Mr. McPherson, the Board considered that he serves as the Chief Financial and Strategy Officer of Vulcan Materials Company, or Vulcan, and that the Company, in the ordinary course of its business, purchased approximately $6 million in aggregate materials for its operations from Vulcan on an arms’-length basis. Mr. McPherson had no personal involvement in these transactions, and the Board concluded that Mr. McPherson has no direct or indirect material interest in these arms’-length transactions between Vulcan and the Company. Nasdaq’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

BOARD LEADERSHIP STRUCTURE

Our Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by a non-executive Chairman, Mr. Meyer. The Board has determined that having a non-executive Chairman provides significant advantages to the Board, as it allows Mr. Bradley to focus on the Company’s day-to-day operations, while allowing the Chairman to lead our Board in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board with the ability to periodically evaluate and determine whether the two roles should be combined in the future based on Company needs and our Board’s assessment of our leadership structure from time to time.

In addition, pursuant to the Company’s Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. The lead independent director’s responsibilities will include such responsibilities delegated thereto by the Board, and may also include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; approving information sent to the Board; approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; serving as liaison between the Chairman and the independent directors; and being available for consultation and communication with major stockholders upon request. Any lead independent director shall have the authority to call executive sessions of the independent directors. The Board does not currently have a lead independent director.

BOARD ROLE IN RISK OVERSIGHT

While management has responsibility for managing risk, our Board has responsibility for overseeing our risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. In connection with this oversight process, the Board receives periodic updates from management on a variety of matters that impact its risk assessment. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company’s practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. Finally, the Nominating and Corporate Governance Committee manages risks associated with the independence of directors and Board nominees. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee—The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our company and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others and the system of internal controls established by management and the Board. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

Since October 4, 2017, the Audit Committee has been comprised of Messrs. McDonnough, McPherson and Sarrazin, with Mr. McDonnough serving as Chair. The Board has determined that each of Messrs. McDonnough, McPherson, and Sarrazin is independent, as defined under and required by the federal securities laws and Nasdaq rules. The Board has determined that Mr. McDonnough qualifies as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is “financially literate” as required by Nasdaq rules, as such qualification is interpreted by the Board in its business judgment. The Audit Committee held twelve meetings during fiscal 2017.

From January 1, 2017 through October 3, 2017, Mr. Chadwick Suss, a non-independent director served on the Audit Committee. Mr. Suss served on the Audit Committee pursuant to Nasdaq transition rules and the exemption provided by SEC Rule 10A-3(b)(1)(iv)(A)(2), which permit a minority of the members of a listed issuer’s Audit Committee to be exempt from the independence requirements for one year from the date of the effectiveness of the registration statement filed in connection with the listed issuer’s initial public offering. We do not believe Mr. Suss’s prior service on the Audit Committee materially adversely affected the ability of the Audit Committee to act independently or satisfy the other applicable requirements of SEC Rule 10A-3 because the two other members of the Audit Committee, who represented a majority of the committee, were at all such times independent directors. As a result, the two independent committee members could approve any Audit Committee action and no action could have been approved by the Audit Committee without the concurrence of at least one of the two independent members.

Compensation Committee—The primary responsibility of our Compensation Committee is to periodically review and approve the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock options, restricted stock and other forms of stock- based compensation.

Since April 9, 2018, the Compensation Committee has been comprised of Messrs. Meyer, McPherson and LaValle, with Mr. Meyer serving as Chair. From January 1, 2017 through March 31, 2018, the Compensation Committee was comprised of Messrs. Meyer, McPherson and Grant Wilbeck, with Mr. Meyer serving as Chair. The Board has determined that Mr. McPherson is independent under Nasdaq rules. As discussed under “—Controlled Company Exemption” above, we are a controlled company, as such are not required to have a compensation committee comprised entirely of independent directors under Nasdaq rules. The Compensation Committee held six meetings during fiscal 2017.

Compensation Committee Interlocks and Insider Participation—During fiscal year 2017, Messrs. Meyer, McPherson and Wilbeck served as members of our Compensation Committee. None of these individuals was or has been an officer or employee of our Company. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board. For a description of the transactions between us and members of the Compensation Committee, and entities affiliated with such members, see the transactions described under “Certain Relationships and Related Party Transactions” below.

Nominating and Corporate Governance Committee—The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The committee makes recommendations to our Board regarding director candidates and assists our Board in determining the composition of our Board and its committees. The qualifications that the Nominating and Corporate Governance Committee and Board consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and abilities, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and then interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election. With regard to procedures for stockholder nominations of directors candidates, please see the requirements described below under “Stockholder Proposals.”

Since April 9, 2018, the Nominating and Corporate Governance Committee has been comprised of three members, Messrs. Lewis, McDonnough and Volluz, with Mr. Volluz serving as Chair. From January 1, 2017 through March 31, 2018, the Compensation Committee was comprised of Messrs. Kevin Barner, McDonnough and Volluz, with Mr. Volluz serving as Chair. The Board has determined that Mr. McDonnough is independent under Nasdaq rules. As discussed under “—Controlled Company Exemption” above, we are a controlled company, and as such are not required to have a nominating and governance committee comprised entirely of independent directors under Nasdaq rules. The Nominating and Corporate Governance Committee held three meetings during fiscal 2017.

Committee Charters—The Board has adopted formal charters for each of its three standing Committees. These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committee’s role in supporting the Board and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at forterrabp.com by following the links to “Investors” and “Corporate Governance” and “Documents and Charters” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

CONTACTING THE BOARD OF DIRECTORS

You can contact the Board to provide comments, to report concerns or to ask a question by writing to the following address: Board of Directors of Forterra, Inc. c/o General Counsel, 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062 or via electronic mail at GeneralCounsel@forterrabp.com. You may address the Board as a whole or any individual director or committee of the Board at the same address. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act as well as various rules promulgated by the SEC, and Nasdaq. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its stockholders.

The Board has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board;

•	The composition of the Board, including size and membership criteria;

•	Board leadership;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisors;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.

CODE OF ETHICS

In addition to the Principles of Corporate Governance, the Board has adopted a Code of Ethics and Business Conduct. The Code of Ethics, along with the Principles of Corporate Governance, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or Nasdaq rules, the Company will disclose such amendment or waiver and the reasons therefor within four business days following the date of such amendment or waiver on its website at forterrabp.com.

AVAILABILITY OF DOCUMENTS

The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to “Investors,” “Corporate Governance” and “Documents and Charters” on the Company’s website at forterrabp.com. The Company will also furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

AUDIT COMMITTEE REPORT

REPORT OF THE AUDIT COMMITTEE ETHICS

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in our 2017 Form 10-K.

3.	The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed in Auditing Standard No. 1301, Communications with the Audit Committee, as adopted by the Public Company Accounting Oversight Board, or the PCAOB.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

5.	Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board and the Board has approved the inclusion of the audited financial statements in our 2017 Form 10-K.

Clint McDonnough, Chair

John McPherson

Jacques Sarrazin

AUDIT AND NON-AUDIT FEES

The table below sets forth the fees billed to the Company by its independent registered public accounting firm, Ernst & Young LLP for the fiscal years indicated.

	2017	2016
	(in thousands)
Audit fees	$8,078	$7,829
Audit-related fees	$523	$95
Tax fees	—	$53
All other fees	—	—

Total	$8,601	$7,977

Audit Fees—Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC.

Audit-related Fees—Consist of fees for accounting consultations related to acquisitions, regulatory filings and other financial accounting and reporting matters.

Tax Fees—Consist of fees for tax compliance, tax advice and tax planning.

PRE-APPROVAL POLICIES AND PROCEDURES

In connection with our IPO, the Board adopted a written policy for the pre-approval of certain audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre- approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company’s independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our IPO, pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our current executive officers:

Name	Age	Position
Jeff Bradley	57	Chief Executive Officer, Director
Charles R. Brown, II	53	Executive Vice President and Chief Financial Officer
Mark Carpenter	49	President, Drainage Pipe & Products
Bill Kerfin	50	President, Water Pipe & Products
Lori M. Browne	43	Executive Vice President and General Counsel
Vikrant Bhatia	40	Executive Vice President

Biographical information for Mr. Bradley is set forth in this proxy statement in the section entitled “The Board of Directors and its Committees.”

Charles R. Brown, II—Mr. Charlie Brown has served as Executive Vice President and Chief Financial Officer since September 2017. Prior to joining Forterra, Mr. Brown spent 14 years with Oldcastle Materials, a supplier of aggregates, asphalt, cement, ready-mix concrete and construction and paving services in North America, where he most recently served as Chief Financial Officer beginning in 2008. Mr. Brown joined Oldcastle Materials as a Vice President of Finance in 2003 and was promoted to Senior Vice President of Finance in 2007. Prior to Oldcastle Materials, Mr. Brown held various finance and senior management roles of increasing responsibility at Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials, from 1996 to 2003, and at PPG Industries, a global manufacturer of paints, coatings, and specialty materials, from 1990 to 1996. Mr. Brown holds a Bachelor of Arts in International Economics from The George Washington University in Washington, D.C. and a Master of Management from Northwestern University (Kellogg) in Evanston, Illinois.

Mark Carpenter—Mr. Carpenter has served as President, Drainage Pipe & Products since April 2016. Over the four months prior to his appointment as President, Mr. Carpenter served as Senior Vice President and General Manager, Drainage Pipe & Products since January 2016. From May 2013 to December 2015, Mr. Carpenter served as the Senior Vice President for Hanson Engineered Products and was responsible for the North American pressure pipe, U.S. structural precast and Eastern Canada gravity pipe and precast businesses. Mr. Carpenter joined Hanson in October 2005 and managed a number of gravity pipe and precast businesses in the United States, including serving as Senior Vice President for Hanson Pipe & Precast West US from 2011 to August 2012 and assuming responsibility for all of U.S. Drainage Pipe & Products in August 2012 when he was appointed Senior Vice President Hanson Pipe & Precast US, a position he held through May 2013. Prior to joining Hanson, Mr. Carpenter served as Senior Consultant with Collinson Grant, where he led post-acquisition integration and restructuring assignments for Hanson across North America. His early career was with British American Tobacco in the United Kingdom and Russia. Mr. Carpenter holds a Bachelor of Science degree in Engineering from Brunel University, London and a Masters of Business Administration degree from Henley Business School.

Bill Kerfin—Mr. Kerfin has served as President, Water Pipe & Products since April 2016. Over the 13 months prior to his appointment as President, Mr. Kerfin served as Vice President of Sales for U.S. Pipe. From October 2010 through February 2015, Mr. Kerfin was the Vice President of Finance for Provisur Technologies, Inc., a leader in the food processing industry recognized for leading technologies and their global reach. From March 2006 through October 2010, Mr. Kerfin was the Vice President of Finance for Griffin Pipe Products Company, a customer-focused ductile iron pipe manufacturer. Prior to joining Griffin Pipe Products, Mr. Kerfin held various positions with Cameo Container, Square D Company, Helene Curtis Industries, Inc., Groupe Schneider, and Illinois Tool Works. Mr. Kerfin holds a Master of Business Administration from The University of Chicago Booth School of Business, Bachelor of Science in accountancy from De Paul University and received his Certified Public Accountant certificate from Illinois. Mr. Kerfin also served in the United States Marine Corps Reserve from 1985 through 1993.

Lori M. Browne—Ms. Browne has served as Executive Vice President, General Counsel and Corporate Secretary since December 2017 and previously served as Senior Vice President, General Counsel and Corporate Secretary from June 2016 through December 2017 and as Vice President and General Counsel from March 2015 to June 2016. From April 2007 through March 2015, Ms. Browne served first as General Counsel for Fairpay Solutions, Inc. through March 2014, and subsequently as Assistant General Counsel for Mitchell International, Inc. after Mitchell’s acquisition of Fairpay Solutions, Inc. Both Fairpay Solutions, Inc. and Mitchell International, Inc. provide health care technology services to property and casualty insurers. Prior to that, Ms. Browne represented a variety of business clients in private practice at Weil, Gotshal & Manges, LLP and Fulbright & Jaworski, LLP. Ms. Browne holds a Juris Doctor degree from The University of Texas School of Law and a Bachelor of Arts degree from Texas A&M University. She is admitted to practice law in the State of Texas.

Vikrant Bhatia—Mr. Bhatia has served as Executive Vice President since August 7, 2017. Prior to joining the Company, Mr. Bhatia served as Executive Vice President, Strategic Initiatives at Copart, Inc., a publicly-traded global provider of online auctions and vehicle remarketing services, from January 2016 through January 2017 and as Senior Vice President, Strategic Initiatives from December 2014 through January 2016. Before joining Copart, Mr. Bhatia spent 16 years at Boston Consulting Group, a global management consulting firm, in various roles and with numerous responsibilities, most recently serving as Partner and Managing Director from 2009 to December 2014. Mr. Bhatia holds a Master’s in Business Administration from Stanford University and a Bachelor of Science in Commerce, Finance and MIS from the University of Virginia.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, the Compensation Discussion and Analysis, or CD&A, we provide an overview of our compensation philosophy and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers, or NEOs, during our fiscal year ended December 31, 2017.

For the fiscal year ended December 31, 2017, the following individuals constituted our NEOs.

Named Executive Officer	Title

Jeff Bradley	Chief Executive Officer

Charlie Brown	Executive Vice President, Chief Financial Officer

Mark Carpenter	President, Drainage Pipe & Products

Bill Kerfin	President, Water Pipe & Products

Lori Browne	Executive Vice President & General Counsel

Matt Brown	Former Executive Vice President, Chief Financial Officer(1)

(1)	Mr. Matt Brown resigned as Executive Vice President and Chief Financial Officer on September 6, 2017.

During 2017, each of our NEOs was employed either by us or by a wholly-owned subsidiary of ours. References in this CD&A to compensation paid by us include compensation paid by these entities.

SUMMARY OF CORPORATE GOVERNANCE PRACTICES

Our compensation program incorporates the following best corporate governance practices that are designed to drive performance and serve our stockholders’ interests:

What We Do	What We Don’t Do

✓ Align pay to performance by ensuring a significant portion of executive compensation is tied to performance and not guaranteed	× No severance multiple in excess of one times base salary and target bonus

✓ Enforce a robust insider trading policy, including prohibiting derivative or other hedging transactions with our shares	× No excise tax gross-ups

✓ Provide minimal executive perquisites and executive benefits generally aligned to those available to all of our full-time employees	× No repricing or cash buyout of underwater stock options without stockholder approval

✓ Separate the roles of Chairman and Chief Executive Officer	× No defined benefit pension plans or enhanced retirement formulas

✓ Engage an independent compensation consultant	× No single-trigger change-in-control arrangements

Stockholders approved our advisory vote on the compensation of our named executive officers at our 2017 Annual Meeting with over 99% support. Although our Compensation Committee considers the results of our say-on-pay vote when establishing NEO compensation, no changes were made to our compensation program in 2017 as a result of this vote.

COMPENSATION PHILOSOPHY

Our compensation programs are designed to attract, motivate, retain and reward our employees in order to promote our long-term success, growth and profitability. In setting compensation levels and designing program elements, we seek to establish overall compensation levels that are internally equitable and competitive within the industries in which we compete for talent. We regularly review our executive officer compensation program with the goal of motivating our executive team to achieve our strategic goals and aligning them with the interests of our stockholders. In particular, we seek to:

•	Align the base salary and incentive compensation of our executive officers to those of comparable companies of similar size in our industry to enable us to hire and retain skilled, experienced and talented individuals;

•	Focus a meaningful portion of our executive officers’ compensation on achieving financial metrics that are tied to the Company’s performance over both short-term and long-term horizons, thereby aligning their interests to those of our stockholders;

•	Recognize and reward individual excellence; and

•	Provide balanced incentives that motivate our executives to achieve our short-term and long-term goals without incentivizing executives to take excessive risks.

ELEMENTS OF 2017 COMPENSATION

The principal elements of our 2017 compensation program are described in the table below:

Element	Description	Objective
Base salary	Fixed level of annual cash compensation, reviewed annually.	Provides a competitive level of base pay designed to attract and retain qualified executives.

Annual incentive compensation	Annual cash performance bonus payable based upon attainment of short-term objectives. The total target level of annual incentive compensation is set for each individual as a percentage of that individual’s base salary. Annual incentive awards are then earned based on (i) the achievement of financial metrics of the Company and/or one of its segments, and (ii) the achievement by that individual of certain individual goals established by the Compensation Committee, for Mr. Bradley, and established by Mr. Bradley for his direct-reports, including all other NEOs. Payment of annual incentive compensation can range from 0% to 200% of the targeted amount. Our Compensation Committee also has discretion to award more than 200% of the targeted amount when appropriate to reward superior performance or as otherwise necessary to achieve the objectives of the Company’s compensation philosophy.	Motivates executives to drive performance and rewards executives for achievement in key areas of operational and financial performance.

Long-term equity Incentives	Under our 2016 Stock Incentive Plan, the Compensation Committee may grant executives various types of awards tied to our stock. During 2017, our NEOs were awarded stock options and restricted stock awards, each of which vests ratably over a three-year period.	Directly aligns our executives’ interests with those of our stockholders and incentivizes them to increase overall stockholder return and value as well as helps develop an ownership culture in the Company.

Element	Description	Objective

Long-term return- driven incentive compensation	Cash-based long term incentive plan established prior to our IPO and funded entirely by Forterra US Holdings, LLC, our majority stockholder, in which certain of our NEOs participate, entitling participants to potential cash payouts upon designated liquidity events in which Lone Star realizes a specified internal rate of return on its investment.	Motivates and rewards executives for increasing Company value and serves to align executive compensation with our equity holders’ realized returns.

Benefits and perquisites

•   Participation in broad-based employee plans offered to our salaried, full-time employees generally, including a 401(k) plan Company contribution of up to 3% of covered compensation and additional Company match of up to 3% of covered compensation.

•   Use of cars leased by the Company as part of its fleet lease program, together with a fuel card.

Provides competitive benefits and limited perquisites to attract and retain executives. Most of the benefits offered to our executives are similarly offered to all salaried U.S. employees.

2017 COMPENSATION-SETTING PROCESS

Compensation Committee

Compensation levels in 2017 for key executive employees, including our NEOs, were set by our Compensation Committee, or the Committee, except for the compensation of our Chief Executive Officer, or CEO, whose compensation is recommended by the Committee for approval by the independent directors of our Board. At the Committee’s request, our Chief Executive Officer will provide information regarding appropriate performance goals for other senior executive officers, his evaluation of their performance, and compensation recommendations for those individuals for the Committee’s consideration. Our Compensation Committee meets in executive session without management as appropriate, at least annually, to evaluate the performance of our Chief Executive Officer and determine compensation recommendations for our CEO, including his annual bonus and any performance goals related thereto. Certain approvals regarding compensation and benefits are made by our independent directors or full Board of Directors, as further described in the Committee’s Charter.

Independent Compensation Consultant

For 2017, the Committee retained Willis Towers Watson as an independent compensation consultant to the Compensation Committee. The Committee benefits from its use of an independent consultant, as the independent consultant provides market data regarding compensation among our industry peers as well as larger market trends and also provides information regarding trends in pay mix, types of awards, and key governance and certain regulatory matters. The independent consultant assisted with the selection of compensation peers and performed a compensation study for the benefit of the Committee to assist with benchmarking the compensation of our executive officers and designing our compensation programs for 2017. The compensation consultant attends Compensation Committee meetings and advises the Committee regarding various components of executive and director compensation. The consultant assists the Committee with evaluating the alignment of pay and performance to ensure that our incentive programs are functioning as intended.

Willis Towers Watson provided these services to the Committee for fees in 2017 of approximately $145,000 and also provides other services to the Company that are unrelated to executive compensation, including broad-based health and welfare benefit brokerage and consulting services in the US and Canada, as well as consulting services relating to evaluation of the performance of our retirement plans in Canada, for annual fees of approximately $513,000. The decision to engage Willis Towers Watson for these other services was made by management; however, our Compensation Committee evaluated the nature of these unrelated services, among other relevant factors, and determined that no conflict of interest exists for Willis Towers Watson in rendering independent advice to the Committee.

Compensation Peers

Our Compensation Committee, in consultation with its independent consultant, selected a peer group against which the Compensation Committee generally benchmarks and analyzes the compensation of our executives, including with respect to base salary, annual incentive programs, and long-term incentive programs. The peer group was selected primarily based on industry and company size (one-half to two and one-half times our annual revenue), with other considerations for geographic markets where we might compete for talent. Our peer group consists of 17 companies from four industries, including Building Products, Construction and Engineering, Construction Materials, and Industry Machinery, and is comprised of the following companies:

Armstrong World Industries, Inc.	Masonite International Corporation	U.S. Concrete, Inc.

Builders FirstSource, Inc.	MasTec, Inc.	USG Corporation

Eagle Materials Inc.	Mueller Water Products, Inc.	Vulcan Materials Company

Flowserve Corporation	NCI Building Systems, Inc.	Watts Water Technologies, Inc.

Granite Construction Incorporated	Primoris Services Corporation	Xylem Inc.

Martin Marietta Materials, Inc.	Summit Materials, Inc.

This peer group provides the Committee with market data regarding similar companies that aids the Committee in making decisions around our executives’ compensation.

EMPLOYMENT AGREEMENTS

Jeff Bradley

Forterra Pipe & Precast, LLC entered into an employment agreement with Mr. Bradley dated as of July 8, 2015, under which he serves as Chief Executive Officer of the Company. This employment agreement established Mr. Bradley’s initial annual base salary at $800,000 per year and his initial bonus plan participation. Mr. Bradley’s employment agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his employment agreement), resigns for good reason (as defined in his employment agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Bradley’s execution and nonrevocation of a mutual general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Charles R. Brown, II

Forterra, Inc. entered into an employment agreement with Mr. Charlie Brown dated September 6, 2017, pursuant to which he serves as Executive Vice President and Chief Financial Officer on September 25, 2017. The Employment Agreement establishes Mr. Brown’s initial annual base salary at a rate of $500,000 per year and his target annual bonus at 100% of his base salary. The Employment Agreement provided Mr. Brown with an initial equity grant with a grant date value of $750,000 and established certain benefits related to Mr. Brown’s relocation to the Dallas-Fort Worth Texas area, including costs of a moving company, temporary living expenses in the Dallas-Fort Worth area, and travel to and from Atlanta, Georgia to Dallas-Fort Worth area for up to six (6) months after his employment began. Mr. Brown’s Employment Agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his Employment Agreement), resigns for good reason (as defined in his Employment Agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Brown’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his Employment Agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Bill Kerfin

USP Holdings, Inc. entered into an Employment Agreement with Mr. Kerfin dated April 26, 2016, under which Mr. Kerfin serves as President of our Water Pipe & Products segment. This employment agreement established Mr. Kerfin’s initial annual base salary at $350,000 per year and an annual bonus target of not less than 75% of his base salary. Mr. Kerfin’s employment agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his employment agreement), resigns for good reason (as defined in his employment agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Kerfin’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Mark Carpenter

Forterra, Inc. entered into an Employment Agreement with Mark Carpenter dated as of December 18, 2017 pursuant to which Mr. Carpenter continues to serve as President, Drainage Pipe & Products of the Company. The Employment Agreement establishes Mr. Carpenter’s initial annual base salary at a rate of $375,000 per year as well as sets his target annual bonus at a level equal to 75% of his base salary. Mr. Carpenter’s Employment Agreement also sets forth certain severance provisions that apply in the event that he is terminated without cause (as defined in his Employment Agreement), resigns for good reason (as defined in his Employment Agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Mr. Carpenter’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his Employment Agreement, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

Lori Browne

In an effort to standardize key executive employment agreements, Forterra, Inc. entered into an Employment Agreement with Lori Browne dated as of December 18, 2017 which supersedes the letter agreement entered into by and between Forterra Pipe & Precast, LLC and Ms. Browne dated February 22, 2015. Under the employment agreement, Ms. Browne continues to serve as Executive Vice President, General Counsel and Corporate Secretary of the Company. The Employment Agreement establishes Ms. Browne’s initial annual base salary at a rate of $350,000 per year as well as sets her target annual bonus at a level equal to 75% of her base salary. Ms. Browne’s Employment Agreement also sets forth certain severance provisions that apply in the event that she is terminated without cause (as defined in her Employment Agreement), resigns for good reason (as defined in her Employment Agreement), or terminates employment as a result of death or disability. These payments are described in further detail in the section entitled “Potential Payments Upon Termination or Change in Control” below and are subject to Ms. Browne’s execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in her Employment Agreement. The Employment Agreement contains a number of restrictive covenants, including a 12-month post-termination non-competition covenant, a 12-month post-termination employee and business contact non-solicitation provision, and a mutual non-disparagement covenant.

SEPARATION AGREEMENTS

Matt Brown

Forterra, Inc. and Forterra Pipe & Precast, LLC entered into a separation agreement with William Matthew Brown effective September 6, 2017 in connection with his resignation from the Company. This agreement provides for the payment of certain severance amounts and the provision of certain benefits. The key terms of this agreement are described below in the section entitled “—Potential Payments Upon Termination of Change in Control.”

DETAILED DISCUSSION OF 2017 COMPENSATION PROGRAM

Base Salary

Our NEOs’ base salaries are established based on external market competitiveness, Company performance, individual performance, and internal equity. The base salaries are generally subject to annual review by the Committee. Effective April 1, 2017, the base salaries for Messrs. Bradley, Matt Brown, Carpenter and Ms. Browne were increased to $825,000, $450,000, $375,000; and $350,000, respectively, in an effort to bring base salary levels closer to the 25th percentile for comparable positions in our peer group. Pursuant to Mr. Charlie Brown’s Employment Agreement, his base salary was set at $500,000.

NEO	Previous Annual Base Salary	2017 Annual Base Salary
Jeff Bradley	$800,000	$825,000
Charlie Brown	—	$500,000	(1)
Mark Carpenter	$350,000	$375,000
Bill Kerfin	$350,000	$350,000
Lori Browne	$260,000	$350,000
Matt Brown	$400,000	$450,000	(2)

(1)	Mr. Charlie Brown commenced employment with us on September 25, 2017.
(2)	Mr. Matt Brown resigned employment with us on September 6, 2017.

Annual Incentives

The Company maintains an Annual Incentive Plan in which full-time salaried employees, including each of our NEOs participates. For 2017, each NEO’s target and potential annual bonus payouts under this plan were as reflected below. This plan permits our Board to approve payment for bonus amounts above the “Potential Bonus” amounts shown below, which allows our NEOs to earn larger bonuses in the event of exceptional Company and individual performance:

NEO	Target Bonus (as a percentage of annual base salary)	Potential Bonus (as a percentage of annual base salary)
Jeff Bradley	100%	200%
Charlie Brown(1)	100%	200%
Mark Carpenter	75%	150%
Bill Kerfin	75%	150%
Lori Browne	75%	150%
Matt Brown(2)	100%	200%

(1)	The bonus potential for Mr. Charlie Brown was applied to his to pro-rated base salary for the portion of 2017 during which he was employed by the Company.
(2)	Mr. Matt Brown’s annual incentive payment was pro-rated for the portion of 2017 prior to termination of his employment.

For 2017, annual bonuses were earned based on the achievement of certain company-wide or segment-level financial performance metrics as well as the achievement of individual management by objectives, or MBOs. The relative weighting of each performance target for the NEOs was as follows:

NEO	Financial Metric (Company-wide Adjusted EBITDA(1))	Financial Metric (Segment-Specific Adjusted EBITDA)	Personal MBOs
Jeff Bradley	70%		30%
Charlie Brown	70%		30%
Mark Carpenter		80%	20%
Bill Kerfin(2)		80%	20%
Lori Browne	40%		60%
Matt Brown	70%		30%
(1)	This non-GAAP measure includes businesses we divested, including our United States concrete and steel pressure pipe business through the date of disposition, as well as the acquisition of the assets of Royal Enterprise America, measured from the first full quarter after the date such acquisition was completed.
(2)	The financial metric portion of Mr. Kerfin’s annual incentive plan for 2017 was based on a percentage of the Adjusted EBITDA that was achieved as compared to the Adjusted EBITDA expected to be earned business plan for our Water Pipe & Products segment, meaning that Mr. Kerfin was not subject to the same threshold for earning a payment under the financial metric portion of his bonus as the rest of our NEOs during 2017.

The Company-wide adjusted EBITDA target for 2017 was intended to be attainable but require significant effort on the part of our management team. This objective was not achieved and the Company’s results did not meet the threshold set by the Committee for any portion of payout based on Company-wide adjusted EBITDA to be made. Mr. Kerfin and Mr. Carpenter were measured against segment-specific adjusted EBITDA targets, which were set with the expectation that they would be achievable but would require considerable effort on each executive’s part. It was determined that Mr. Kerfin achieved 67.5% of his adjusted EBITDA target and he received a corresponding payout on this component of his bonus. The adjusted EBITDA target for Mr. Carpenter was not achieved at the threshold level, resulting in no payout for this component for this bonus.

Individual MBOs varied for each NEO and included performance metrics such as achievement of various targets on our commercial, operational and procurement savings strategies, support of our mergers and acquisitions strategy, working capital targets, and execution on key business projects relevant to the specific NEO’s primary area of responsibility.

The Compensation Committee determined that our NEOs had achieved critical goals for the Company in 2017 including the following:

NEO	Individual Goals for 2017
Jeff Bradley

•  Achieve lower year-over-year lost time and recordable injuries and accident rates

•  Achieve $21.5 million target savings from new organic initiatives

•  Achieve 2017 objectives to ensure 2018 Adjusted EBITDA margin of at least 20% with movement toward longer-term margins above 20%

Charlie Brown

•  Resolve financial control deficiencies

•  Identify and address top attrition risk drivers in Finance, successfully retaining key talent

•  Make measurable improvements in the effectiveness of communication within the Finance function

Mark Carpenter

•  Improve key safety measures, reducing lost-time and recordable incident rates by at least 7%

•  Successfully complete the integration of pipe & precast acquisitions and continue reorganization and achieve run-rate synergies

•  Successfully implement growth initiatives and achieve 2017 growth targets

•  Support procurement, IT and other corporate initiatives, achieving 2017 targets

Bill Kerfin

•  Improve key safety measures, implementing programs and audits to improve safety practices

•  Successfully complete U.S. Pipe synergies and achieve 2017 savings initiatives

•  Successfully implement growth initiatives and achieve 2017 growth initiatives

•  Support procurement, IT and other corporate initiatives, achieving 2017 targets

Lori Browne

•  Support corporate M&A strategy, including working to create standard legal playbook for use in routine acquisitions based on experience in prior deals

•  Support cost savings initiatives, including any outsourcing projects

•  Lead compliance initiative, ensuring all acquisitions follow standard set of policies and all employees are appropriately trained

•  Manage all aspects of key company litigation efforts

Matt Brown

•  Achieve commercial, operational and procurement savings under our 2017 business plan

•  Support acquisition strategy and advance synergy targets

•  Monitor liquidity and ensure compliance with Company credit agreements

Based on achievement of both the segment-specific adjusted EBITDA and individual MBOs, final payouts under the 2017 Annual Incentive Plan were as follows for each NEO:

NEO	Actual Bonus Payout	Percentage of Target
Jeff Bradley	$111,375	13.5%
Charlie Brown	$53,322 (pro-rated based on period employed)	39.6%
Mark Carpenter	$105,469	37.5%
Bill Kerfin	$225,356	85.9%
Lori Browne	$244,125	93.0%
Matt Brown	$92,096 (pursuant to separation agreement based on period employed in 2017)	20.5%

Equity Incentive Compensation

We maintain the 2016 Stock Incentive Plan, which provides long-term incentive compensation to our employees, including our NEOs, in order to align their interests with our stockholders’ long-term interests. On March 20, 2017, we granted our NEOs the following awards of non-qualified stock options, or NQSOs, and restricted stock awards, or RSAs under this plan: Mr. Bradley received 103,449 NQSOs and 59,336 RSAs, Mr. Carpenter and Mr. Kerfin each received 21,725 NQSOs and 12,461 RSAs, Ms. Browne received 14,483 NQSOs and 8,307 RSAs and Mr. Matt Brown received 31,035 NQSOs and 17,801 RSAs, all of which were subsequently forfeited upon his resignation. Each of these awards vests ratably over a three-year period. In connection with Mr. Charlie Brown’s employment, he received 271,084 NQSOs and 70,922 RSAs. See the “2017 Grants of Plan-Based Awards” table below for additional information on these awards.

Long Term Incentive Plan

Prior to our IPO, LSF9 Concrete Holdings Ltd, or Concrete Holdings, established a cash-based long term incentive plan, the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan, or the LTIP. In connection with the corporate restructuring immediately prior to the IPO, on October 14, 2016, Concrete Holdings transferred sponsorship of the LTIP to Forterra, but retained economic responsibility for any payments under the LTIP. On October 19, 2016, Concrete Holdings transferred all of its remaining obligations and liabilities under the LTIP from Concrete Holdings to Forterra US Holdings, LLC, our majority stockholder.

Under the LTIP, participants are granted pool units entitling them, subject to the terms of the LTIP, to a potential cash payout upon a designated liquidity event. Generally, for purposes of the LTIP, a liquidity event occurs when:

•	Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell, transfer or otherwise dispose of all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity (whether through a direct sale, merger, consolidation, reorganization, or other similar transaction) to an unrelated third party for cash;

•	A firm commitment underwritten public offering of the equity interests of Concrete Holdings or a respective successor entity is consummated that either (1) is registered under the Securities Act, or (2) results in such equity interests being admitted for trading on either the Main Market or the AIM market of the London Stock Exchange, in each case, where Lone Star Fund IX (U.S.), L.P. and/or its affiliates sell all or a portion of their direct and indirect ownership interests in Concrete Holdings or a respective successor entity, as applicable, in such offering; or

•	Forterra US Holdings, LLC pays any cash distributions to Lone Star Fund IX (U.S.), L.P. and/or its affiliates (including in connection with a sale of the assets of, or equity interests issued by, Concrete Holdings or a respective successor entity).

We are considered a successor entity of Concrete Holdings for purposes of the occurrence of a liquidity event under the LTIP. We are liable for any payment obligations triggered under the LTIP, but Forterra US Holdings, LLC will remain obligated to make payments to us in amounts equal to any payment obligations triggered under the LTIP as and when such payment obligations are triggered under the LTIP.

As of December 31, 2017, Messrs. Bradley, Carpenter, Kerfin and Ms. Browne each participated in the LTIP, as did Mr. Matt Brown under the terms of his separation agreement. In 2015, Mr. Bradley received awards of 350,000 pool units under the LTIP. Mr. Matt Brown received an award in 2015 of 100,000 pool units under the LTIP. During fiscal year 2016, LTIP awards were made to Mr. Carpenter, Mr. Kerfin, and Ms. Browne. In April 2016, Mr. Carpenter was awarded 80,000 pool units under the LTIP (superseding a prior June 2015 grant of 50,000 pool units). Mr. Kerfin received an award of 60,000 pool units under the LTIP in April 2016, and that award was superseded by an award of 80,000 pool units in August 2016. Ms. Browne was awarded 17,500 pool units under the LTIP in July 2016 (superseding a prior December 2015 grant of 10,000 pool units). The total number of pool units authorized under the LTIP is 1,000,000. While it is not currently expected that the total number of pool units authorized under the LTIP would increase, there may be future limited grants out of the currently authorized but unallocated pool units under the LTIP.

Of the 350,000 pool units granted to Mr. Bradley, subject to his continued employment, 35,000 become vested on each of the first, second and third anniversaries of the August 15, 2015 grant date and the remainder will only become vested upon the occurrence of a liquidity event in which Lone Star Fund IX (U.S.), L.P. and its affiliates have sold, transferred or otherwise disposed of all of their direct or indirect ownership interests in Forterra, Inc. to an unrelated third party for cash while Mr. Bradley is still employed by Forterra Pipe and Precast, LLC or an affiliate, such a liquidity event referred to as an Exit Transaction.

However, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below, even vested pool units held by an LTIP participant will remain subject to forfeiture in the event of a termination for cause (as defined in their respective employment agreements) or in the event that no Exit Transaction occurs by the sixth anniversary of the grant date and the participant is no longer employed by Forterra Pipe and Precast, LLC or an affiliate.

The units granted to Mr. Carpenter, Mr. Kerfin, and Ms. Browne are not subject to vesting provisions but remain subject to forfeiture in the event of the NEO’s failure to comply with certain restrictive covenants, including a non- competition and non-solicitation provision, the termination of the NEO’s employment (although the NEO may retain all pool units for six months following a termination without cause, as determined by the LTIP administrator), or upon the occurrence of an Exit Transaction.

Of the 100,000 pool units originally granted to Mr. Matt Brown, 10,000 units became vested on the second anniversary of the August 26, 2015 grant date. Pursuant to the agreement under which he was granted the pool units, because Mr. Brown’s employment terminated without Cause (as defined in his employment agreement) he is entitled to retain all 100,000 pool units for a period of one year after termination of his employment, or until September 6, 2018 and he is entitled to retain his 10,000 vested pool units until the fifth anniversary of the termination of his employment, or September 6, 2023.

Under the LTIP, in the event of a liquidity event while the participant is still employed, the participant will be entitled to a payment based on the full number of his or her then outstanding pool units, whether or not vested at the time.

The value of a participant’s pool units is determined as of the closing date of each liquidity event relative to that participant’s interest in the incentive pool, calculated as the number of outstanding pool units (whether vested or unvested) held by the individual participant, divided by the aggregate number of pool units outstanding under the LTIP. The amount of profits credited to the incentive pool under the LTIP in connection with a liquidity event is based upon the cumulative internal rate of return (pursuant to the terms of the LTIP) realized upon the liquidity event by Forterra US Holdings LLC’s direct and indirect equity holders immediately prior to our IPO. In addition, the incentive pool will not be credited with any amounts and no payouts will be made unless such internal rate of return is at least 15%. Payments under the LTIP, if earned pursuant to the LTIP, are made in cash within sixty days after the closing of the applicable liquidity event. The IPO did not trigger any payouts under the LTIP.

The amount of profits that are credited to the LTIP incentive pool upon a liquidity event are summarized in the table and narrative below:

Cumulative IRR Achieved from Aggregate LE Cash Received	Percentage of the Incremental LE Profit Amount to be Credited as LE Participation Amount
14.99% or less	0.0%
Over 15% up to 16.49%	2.50% of excess over 15%
Over 16.5% up to 17.99%	5.50% of excess over 16.5%
Over 18% up to 19.99%	7.00% of excess over 18%
Over 20% up to 22.99%	8.00% of excess over 20%
Over 23% up to 25.99%	9.00% of excess over 23%
Over 26% up to 28.99%	9.75% of excess over 26%
Over 29% up to 31.99%	10.00% of excess over 29%
Over 32% up to 34.99%	10.50% of excess over 32%
Over 35% up to 44.99%	12.25% of excess over 35%
Over 45%	5.00% of excess over 45%

Upon a liquidity event, the incentive pool will be credited with an amount equal to the “LE Participation Amount,” which is to be a portion of the excess of:

(i) the sum of the net cash proceeds from the event causing the liquidity event actually received by Forterra US Holdings, LLC’s direct and indirect equity owners net of transaction costs and expenses, or the LE Cash Received, plus all prior LE Cash Received (collectively with the current LE Cash Received, the Aggregate LE Cash Received), over

(ii) the beginning equity value (as defined in the LTIP) (such excess, the LE Profit Amount).

To determine such portion, Forterra US Holdings, LLC will calculate a cumulative internal rate of return, or IRR (pursuant to the terms of the LTIP) with respect to the Aggregate LE Cash Received, which will be determined separately as to each component of LE Cash Received so that the time of payment is taken into account in determining the rate of return. The incentive pool will not be credited unless and until the cumulative IRR equals or exceeds 15% but once the cumulative IRR equals or exceeds 15%, then the LE Participation Amount will be a varying percentage of the tranches of the LE Profit Amount that are required to achieve varying levels of Cumulative IRR, determined pursuant to the table above.

In the table above, the percentage in the right-hand column in any particular row is applied only to the portion of the LE Profit Amount attributable to the incremental cumulative IRR reflected in the left-hand column of such row.

As of December 31, 2017, there have been no payments under the LTIP to any of our NEOs.

Additional Compensation and Benefit Details

We provide very limited perquisites and other benefits to our executives. We do not provide our executives, including our NEOs, with special or supplemental retirement or health benefits. Our NEOs are eligible for retirement, health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to our salaried, full-time employees generally. We believe that all of the benefits made available to our NEOs are reasonable and are intended to help us attract and retain them.

In 2017, we matched any contributions that employees made to our 401(k) plan in an amount of up to 3% of the employee’s covered compensation, subject to limitations on contributions set by applicable federal law. In connection with their employment, Mr. Carpenter and Ms. Browne have been granted the use of automobiles leased by Forterra Pipe & Precast, LLC as part of its fleet lease program, together with a fuel card that can be used for purchase of fuel for the vehicle. Similarly, Mr. Kerfin has been granted a monthly car allowance in connection with his employment with USP Holdings, Inc. The aggregate incremental cost to the Company of each of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of Forterra, Inc.

Chris Meyer

John McPherson

Dominic LaValle

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for our fiscal years ended December 31, 2017, 2016, and 2015. Mr. Charlie Brown was not an NEO for 2015 or 2016 and Mr. Kerfin and Ms. Browne were not NEOs for 2015.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Jeff Bradley	2017	818,750	—	1,125,011	750,005	111,375	24,392	2,829,533
Chief Executive Officer	2016	800,000	—	450,000	651,563	1,222,656	15,900	3,140,119
	2015	269,745	—	—	—	534,795	—	804,540
Charlie Brown	2017	134,615	—	300,000	450,000	53,322	36,049	973,986
Executive Vice President and Chief Financial Officer
Mark Carpenter	2017	368,750	—	236,261	157,506	105,469	25,296	893,282
President, Drainage Pipe & Products	2016	320,833	—	99,000	143,378	334,714	28,811	926,736
	2015	276,442	—	—	—	268,450	26,820	571,712
Bill Kerfin	2017	350,000	—	236,261	157,506	225,356	21,595	990,718
President, Water Pipe & Products	2016	244,375	—	99,000	143,378	277,258	13,500	777,511

Lori Browne	2017	327,502	—	157,501	105,002	244,125	32,305	866,435
Executive Vice President and General Counsel	2016	260,010	—	157,500	152,066	207,948	27,545	805,069
Matt Brown	2017	325,000	—	337,507	225,004	92,096	144,814	1,124,421
Former Executive Vice President and Chief Financial Officer	2016	384,103	—	135,000	195,504	585,856	15,900	1,316,363
	2015	122,051	198,333	—	—	45,228	—	365,612

(1)	Current position held by the NEOs as of April 2, 2018, except for Mr. Matt Brown, who was Executive Vice President and Chief Financial Officer from August 26, 2015 to September 6, 2017.
(2)	Includes elective deferrals into our 401(k) plan.
(3)	Pursuant to his employment agreement, Mr. Matt Brown’s pro-rated annual bonus for 2015 was guaranteed at a minimum of $198,333.33.
(4)	Represents the aggregate grant date fair value of stock awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 18 in the Consolidated Financial Statements in our 2017 Form 10-K. Also see the “2017 Grants of Plan-Based Awards” table below for additional information on these awards. Mr. Matt Brown forfeited all stock awards reported in this column upon his departure on September 6, 2017.

(5)	Represents the aggregate grant date fair value of stock options granted to each of the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial value using the Black-Scholes valuation model. See the “2017 Grants of Plan-Based Awards” table below for information on these awards. The binomial value assigned to an option as of each grant date is as follows:

Date of Grant	NEO	Option Value
September 25, 2017	Mr. Charlie Brown	$1.66
March 20, 2017	Messrs. Bradley, Matt Brown, Carpenter, Kerfin and Ms. Browne	$7.25
October 19, 2016	Messrs. Bradley, Matt Brown, Carpenter, Kerfin and Ms. Browne	$6.95

For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 2 and 18 in the Consolidated Financial Statements in our 2017 Form 10-K. Mr. Matt Brown forfeited all option awards reported in this column upon his departure on September 6, 2017.

(6)	These amounts reflect payments under our Annual Incentive Plan, and for Mr. Kerfin for 2016, under the legacy annual USP Holdings, Inc. bonus plan for the period April 15, 2016 through September 30, 2016. In addition, the 2016 amount for Mr. Kerfin also reflects a one-time incentive bonus in the amount of $30,000 for achieving a certain level of monthly revenue against a target previously agreed.
(7)	The “All Other Compensation” column for 2017 includes, as applicable for each NEO: (a) Company contributions made by Forterra Pipe & Precast, LLC or USP Holdings, Inc. under the applicable 401(k) plan with respect to such period, (b) amounts paid to lease a Company vehicle under our fleet lease program described above or a cash car allowance paid to the NEO, (c) amounts paid in connection with relocation, (d) amounts paid as severance and vacation payout, and (e) amounts paid as premiums in connection with group life insurance made available to our NEOs. The amounts of each benefit included for each of our NEOs are reported in the table below.

Name	Company Contributions To 401(k) Plan	Company Vehicle Payments/Car Allowance	Relocation Payments/Allowance	Severance and Vacation Payout	Group Life Insurance Premiums
Jeff Bradley	$16,200	—	—	—	$8,192
Charlie Brown	—	—	$35,284(a)	—	$765
Mark Carpenter	$16,200	$7,858	—	—	$1,238
Bill Kerfin	$11,767	$9,000	—	—	$828
Lori Browne	$14,175	$17,404	—	—	$726
Matt Brown	$16,200	—	—	$126,923(b)	$1,691

(a)	This amount includes benefits provided under the Company’s Relocation Plan, as well as amounts negotiated under Mr. Charlie Brown’s Employment Agreement to relocate from Atlanta, Georgia to the Company’s headquarters in Texas.
(b)	This amount reflects severance in the amount of $112,500 and vacation payout of $14,423.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information with respect to: (1) the annual cash incentive bonuses awarded to each NEO for 2017 and (2) the awards granted to each NEO under our 2016 Stock Incentive Plan in 2017.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($) (1)
Jeff Bradley	Annual Incentive Plan		n/a	825,000	1,650,000
	Restricted Stock	3/20/2017				59,336			1,125,011
	Stock Options	3/20/2017					103,449	18.96	750,005
Charlie Brown	Annual Incentive Plan		n/a	500,000	1,000,000
	Restricted Stock	9/25/2017				70,922			300,000
	Stock Options	9/25/2017					271,084	4.23	450,000
Mark Carpenter	Annual Incentive Plan		n/a	281,250	562,500
	Restricted Stock	3/20/2017				12,461			236,261
	Stock Options	3/20/2017					21,725	18.96	157,506
Bill Kerfin	Annual Incentive Plan		n/a	262,500	525,000
	Restricted Stock	3/20/2017				12,461			236,261
	Stock Options	3/20/2017					21,725	18.96	157,506
Lori Browne	Annual Incentive Plan		n/a	262,500	525,000
	Restricted Stock	3/20/2017				8,307			157,501
	Stock Options	3/20/2017					14,483	18.96	105,002
Matt Brown(6)	Annual Incentive Plan		n/a	450,000	900,000
	Restricted Stock	3/20/2017				17,801			337,507
	Stock Options	3/20/2017					31,035	18.96	225,004

(1)	Our Annual Incentive Plan contemplates a maximum potential award as shown above, but also permits the Compensation Committee to grant discretionary additional bonuses in excess of this amount in order to recognize exceptional Company and individual performance.
(2)	Reflects shares of restricted stock granted in 2017. Unless an award is forfeited prior to vesting, restricted stock vests in equal one-third increments on each of the first, second, and third anniversary of the grant date.
(3)	Reflects the number of stock options granted in 2017. Unless an award is forfeited prior to vesting, Option awards generally have a 10-year term and become exercisable annually over three years from the Grant Date in equal one-third increments.
(4)	The closing price of Forterra, Inc. common stock per share on Grant Date.
(5)	Represents the fair value (at grant date) of stock options and RSAs granted to NEOs in 2017 in accordance with ASC 718. See footnote 5 to the Summary Compensation Table above.
(6)	Mr. Matt Brown forfeited all restricted stock and option awards reported in this table upon termination of his employment on September 6, 2017 and received a pro-rated annual incentive based on the portion of 2017 during which he was employed by the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2017

The following table provides information on stock option and RSA grants awarded under the Forterra, Inc. 2016 Stock Incentive Plan for each NEO that were outstanding as of the end of the fiscal year ended December 31, 2017. The market value of the stock awards is based on the closing market price of Forterra common stock on December 29, 2017 of $11.10 per share.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeff Bradley	0	103,449	(1)	18.96	03/20/2027	59,336	(3)	658,630
	23,437	70,313	(2)	18.00	10/19/2026	18,750	(4)	208,125
Charlie Brown	0	271,084	(6)	4.23	09/25/2027	70,922	(7)	787,234
Mark Carpenter	0	21,725	(1)	18.96	03/20/2027	12,461	(3)	138,317
	5,157	15,473	(2)	18.00	10/19/2026	4,125	(4)	45,788
Bill Kerfin	0	21,725	(1)	18.96	03/20/2027	12,461	(3)	138,317
	5,157	15,473	(2)	18.00	10/19/2026	4,125	(4)	45,788
Lori Browne	0	14,483	(1)	18.96	03/20/2027	8,307	(3)	92,208
	5,470	16,410	(2)	18.00	10/19/2026	6,563	(4)	72,849
Matt Brown(5)	—	—		—	—	—		—

(1)	Options vest annually in equal increments of one-third with vesting dates of 3/20/2018, 3/20/2019 and 3/20/2020.
(2)	Options vest annually in 25% increments with remaining vesting dates of 10/19/2018, 10/19/2019 and 10/19/2020.
(3)	The shares of restricted stock vest in equal increments of one-third each on the first, second and third anniversary of the Grant Date. Vesting dates for these shares are 3/20/2018, 3/20/2019 and 3/20/2020.
(4)	The shares of restricted stock vest in increments of 25% each on the first, second, third and fourth anniversary of the Grant Date. The remaining vesting dates for these shares are 10/19/2018, 10/19/2019 and 10/19/2020.
(5)	Mr. Matt Brown forfeited all of his unvested options and unvested restricted stock upon termination of his employment on September 6, 2017.
(6)	Options vest annually in equal increments of one-third with vesting dates of 9/25/2018, 9/25/2019 and 9/25/2020.
(7)	The shares of restricted stock vest in equal increments of one-third each on the first, second and third anniversary of the Grant Date. Vesting dates for these shares are 9/25/2018, 9/25/2019 and 9/25/2020.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning the vesting of restricted stock during the fiscal year ended December 31, 2017 for each of our NEOs. There were no stock options exercised by our NEOs during 2017. For more information on our equity compensation plan, see the “Equity Incentive Compensation” section of the “Compensation Discussion and Analysis.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Jeff Bradley	0	0	6,250	31,313
Charlie Brown	0	0	0	0
Mark Carpenter	0	0	1,375	6,889
Bill Kerfin	0	0	1,375	6,889
Lori Browne	0	0	2,187	10,957
Matt Brown	0	0	0	0

(1)	There were no stock options exercised by our NEOs during 2017.
(2)	Upon the lapse of restrictions, the number of shares provided in this column is the number of shares of restricted stock that vested with a closing market price of $5.01 on October 19, 2017.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Equity Awards

Under the stock option and restricted stock awards granted to our NEOs under our 2016 Stock Incentive Plan, if the relevant NEO’s employment were to terminate as a result of death, disability, retirement (at or after age 55 with 5 years of service or at or after age 50 with 80 points, with points meaning the sum of age and years of service) or under the terms of a transaction constituting a Change in Control (as defined in our 2016 Stock Incentive Plan) without cause within 24 months following such Change in Control: (a) all unvested restricted stock awards would vest, and (b) all unvested stock options would vest and remain exercisable for a period of 12 months from the date of termination. None of our NEOs are “retirement” eligible under this definition.

Jeff Bradley

Pursuant to his July 8, 2015 employment agreement, subject to execution and nonrevocation of a mutual general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, which are described in the section entitled “Employment Agreements” above, Mr. Bradley is entitled to the following benefits in the event of a termination of his employment without cause (as defined in his employment agreement) or a resignation by Mr. Bradley for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; (3) payment of 100% of his target annual bonus in a single lump sum as of the date of termination; and (4) payment or reimbursement for the cost of up to 12 months of continuation coverage provided in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA). In the event of Mr. Bradley’s death or disability, he, or his estate, as applicable, is entitled to a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and such additional payments, if any, as determined by the Forterra Pipe and Precast, LLC Board of Directors in its sole discretion.

In addition, under his LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Mr. Bradley is entitled to retain any vested pool units he holds as of his termination of employment for a period through the later of August 15, 2021, or the date of his termination of employment. As of December 31, 2017, 70,000 of Mr. Bradley’s LTIP pool units have vested.

Assuming Mr. Bradley’s employment was terminated as of December 31, 2017, and a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2017 Annual Bonus	Target Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$825,000	$111,375	$825,000	$17,644	All forfeit	Remain Outstanding through August 15, 2021	$1,779,019
Termination without Cause in Connection with a Change in Control	$825,000	$111,375	$825,000	$17,644	$866,755	Remain Outstanding through August 15, 2021	$2,645,774
Death or Disability	n/a	$111,375	n/a	n/a	$866,755	n/a	$978,130
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2017.

(2)	As of December 31, 2017, 25% of the stock options and restricted stock granted on October 19, 2016 had vested. However, in the event of a termination as a result of death, disability, or without cause within 24 months of a change in control all of Mr. Bradley’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $11.10 on December 29, 2017, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	70,000 of Mr. Bradley’s pool units had vested as of December 31, 2017, but their value is not determinable until an liquidity event has occurred as detailed above in the “Details of 20176 Compensation Program—Long Term Incentive Plan.”

Charlie Brown

Pursuant to his September 6, 2017 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Charlie Brown is entitled to the following benefits in the event of a termination of his employment without cause (as defined in his employment agreement) or a resignation by Mr. Charlie Brown for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Charlie Brown’s death or disability, he, or his estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and any other payment, if any, as determined by the Board in its sole discretion.

Assuming Mr. Charlie Brown’s employment was terminated as of December 31, 2017, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2017 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$500,000	$53,222	$21,596	All forfeit	$574,818
Termination without Cause in Connection with a Change in Control	$500,000	$53,222	$21,596	$2,649,581	$3,224,399
Death or Disability	n/a	$53,222	n/a	$2,649,581	$2,702,803
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2017.

(2)	As of December 31, 2017, none of the stock options or restricted shares had vested according to the terms of the award agreements. However, in the event of a termination as a result of retirement, death, disability or without cause within 24 months of a change in control all of Mr. Charlie Brown’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $11.10 on December 29, 2017, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

Mark Carpenter

Pursuant to his December 18, 2017 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Carpenter is entitled to the following benefits in the event of a termination of his employment by Forterra, Inc. without cause (as defined in his employment agreement) or a resignation by Mr. Carpenter for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Carpenter’s death or disability, he, or his estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and any other payment, if any, as determined by the Board in its sole discretion.

In addition, under his LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Mr. Carpenter is entitled to retain any pool units he holds as of his termination of employment for a period of six months after termination of employment. None of Mr. Carpenter’s LTIP pool units are currently vested.

Assuming Mr. Carpenter’s employment was terminated as of December 31, 2017, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2017 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$375,000	$105,469	$21,596	All forfeit	Remain Outstanding through June 30, 2018	$502,065
Termination without Cause in Connection with a Change in Control	$375,000	$105,469	$21,596	$184,105	Remain Outstanding through June 30, 2018	$686,170
Death or Disability	n/a	$105,469	n/a	$184,105	n/a	$289,574
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2017.

(2)	As of December 31, 2017, 25% of the stock options and restricted shares granted on October 19, 2016 had vested according to the terms of the award agreements. However, in the event of a termination as a result of retirement, death, disability or without cause within 24 months of a change in control all of Mr. Carpenter’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $11.10 on December 29, 2017, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	Had he been terminated on December 31, 2017, the 80,000 pool units granted to Mr. Carpenter would have remained outstanding through June 30, 2018 under the terms of his LTIP Award Agreement.

Bill Kerfin

Pursuant to his April 26, 2016 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in his employment agreement, described in the section entitled “Employment Agreements” above, Mr. Kerfin is entitled to the following benefits in the event of a termination of his employment by USP Holdings, Inc. without cause (as defined in his employment agreement) or a resignation by Mr. Kerfin for good reason (as defined in his employment agreement): (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination. In the event of Mr. Kerfin’s death or disability, he, or his estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and any other payment, if any, as determined by the USP Holdings, Inc. Board of Directors in its sole discretion.

In addition, under his LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Mr. Kerfin is entitled to retain any pool units he holds as of his termination of employment for a period of six months after termination of employment. None of Mr. Kerfin’s LTIP pool units are currently vested.

Assuming Mr. Kerfin’s employment was terminated as of December 31, 2017, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to him in connection with his separation would have been as follows:

	Base Salary Continuation	Pro-rated 2017 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$350,000	$225,356	$21,971	All forfeit	Remain Outstanding through June 30, 2018	$597,327
Termination without Cause in Connection with a Change in Control	$350,000	$225,356	$21,971	$184,105	Remain Outstanding through June 30, 2018	$781,432
Death or Disability	n/a	$225,356	n/a	$184,105	n/a	$409,461
(1)	Based on applicable COBRA rates in effect under USP Holdings, Inc.’s group health plan as of December 31, 2017.

(2)	As of December 31, 2017, 25% of the stock options and restricted shares granted on October 19, 2016 had vested according to the terms of the award agreements. However, in the event of a termination as a result of death, disability or without cause within 24 months of a change in control all of Mr. Kerfin’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $11.10 on December 29, 2017, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	Had he been terminated on December 31, 2017, the 80,000 pool units granted to Mr. Kerfin would have remained outstanding through June 30, 2018 under the terms of his LTIP Award Agreement.

Lori Browne

Pursuant to her December 18, 2017 employment agreement, subject to execution and nonrevocation of a general release of claims and continued compliance with the restrictive covenants contained in her employment agreement, described in the section entitled “Employment Agreements” above, Ms. Browne is entitled to the following benefits in the event of a termination of her employment by Forterra, Inc. without cause (as defined in her employment agreement) or a resignation by Ms. Browne for good reason (as defined in her employment agreement): (1) continued payment of her base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to her immediately prior to termination for a period of 12 months post-termination. In the event of Ms. Browne’s death or disability, she, or her estate, as applicable, is entitled to payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives, and any other payment, if any, as determined by the Board in its sole discretion.

In addition, under her LTIP award agreement, in the event of a termination of employment for any reason other than cause (as defined in his employment agreement), Ms. Browne is entitled to retain any pool units she holds as of her termination of employment for a period of six months after termination of employment. None of Ms. Browne’s LTIP pool units are currently vested.

Assuming Ms. Browne’s employment was terminated as of December 31, 2017, and where noted, a change in control had occurred as of such date, the payments and benefits that would have been provided to her in connection with her separation would have been as follows:

	Base Salary Continuation	Pro-rated 2017 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$350,000	$244,125	n/a	All forfeit	Remain Outstanding through June 30, 2018	$594,125
Termination without Cause in Connection with a Change in Control	$350,000	$244,125	n/a	$165,057	Remain Outstanding through June 30, 2018	$759,182
Death or Disability	n/a	$244,125	n/a	$165,057	n/a	$409,182
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2017.

(2)	As of December 31, 2017, 25% of the stock options and restricted shares granted on October 19, 2016 had vested according to the terms of the award agreements. However, in the event of a termination as a result of death, disability or without cause within 24 months of a change in control all of Ms. Browne’s unvested stock options and restricted shares would have accelerated. The value included above reflects the number of shares that would have accelerated multiplied by the closing price per share of our common stock of $11.10 on December 29, 2017, the last trading day of our fiscal year, less the relevant exercise price (in the case of stock options).

(3)	Had she been terminated on December 31, 2017, the 17,500 pool units granted to Ms. Browne would have remained outstanding through June 30, 2018 under the terms of her LTIP Award Agreement.

Matt Brown

Pursuant to a separation and release agreement by and among Mr. Matt Brown, Forterra Pipe & Precast, LLC and us effective September 6, 2017, Mr. Brown resigned for good reason pursuant to his Amended and Restated Employment Agreement with Forterra Pipe & Precast, LLC dated as of June 28, 2016. He receives (1) continued payment of his base salary for a period of 12 months post-termination; (2) payment of a pro-rated annual bonus for the year of termination, payable at the time bonuses for such year are paid to other executives; and (3) availability of continuation coverage in accordance with COBRA at the rates applicable to him immediately prior to termination for a period of 12 months post-termination.

In addition, under his LTIP award agreement, Mr. Brown is entitled to retain all of his 100,000 pool units through September 6, 2018, the one year anniversary of the date of termination of his employment and is further entitled to retain his 10,000 vested pool units through September 6, 2023, or the fifth anniversary of the termination of his employment.

	Base Salary Continuation	Pro-rated 2017 Annual Bonus	Health Care Coverage Continuation (1)	Stock Options and Restricted Shares (2)	LTIP Units (3)	Total
Termination without Cause or Resignation for Good Reason not in Connection with a Change in Control	$450,000	$92,096	$21,596	All forfeit	Remain Outstanding through September 6, 2018	$563,692
(1)	Based on applicable COBRA rates in effect under Forterra Pipe and Precast, LLC’s group health plan as of December 31, 2017.

(2)	None of the stock options or restricted shares had vested according to the terms of the award agreements prior to Mr. Matt Brown’s termination and were forfeited.

(3)	Since Mr. Matt Brown terminated on September 6, 2017, the 80,000 pool units granted to Mr. Matt Brown remain outstanding through September 6, 2018 under the terms of his LTIP Award Agreement.

CEO PAY RATIO

We have prepared the following information in accordance with the requirements of Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of determining our median-compensated employee, we prepared a list of all 4,685 individuals employed by us as of December 31, 2017, which included all full-time, part-time, temporary and seasonal (summer) employees. As permitted by SEC rules, we then excluded 262 employees of our Mexico US Pipe operation. We then ordered the list based on each employee’s annual cash compensation. With a global employee population of 4,685, the total number of employees used for the calculation was 4,423 based on the above exemption. We applied the December 31, 2017 exchange rate of .79 for Canadian employee salaries. From this list, our median-compensated employee’s 2017 annual total compensation was $52,896 and total annual compensation for Jeff Bradley, our Chief Executive Officer was $3,924,613.

The ratio of our CEO’s 2017 annual total compensation to the 2017 annual total compensation for our median-compensated employee was 74.5 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of the Record Date by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless indicated below, the address of each individual listed below is c/o 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder and Selling Stockholder
Forterra US Holdings, LLC(1)	45,107,250	70.2%
Frontier Capital Management Co., LLC(2)	3,337,684	5.2%
Named Executive Officers
Jeff Bradley(3)(4)(5)	167,252	*
Charlie Brown	70,922
Mark Carpenter(6)	46,858	*
Bill Kerfin(7)	32,358	*
Lori Browne(8)	37,354	*
Matt Brown(5)(9)	22,200
Directors
Richard “Chip” Cammerer, Jr.(5)	—	—
Robert Corcoran(5)	—	—
Dominic LaValle(5)	—	—
Chad Lewis(5)	—	—
Clint McDonnough(10)	22,309	*
John McPherson(11)	33,758	*
Chris Meyer(5)	62,500	*
Jacques Sarrazin(12)	9,970	*
Kyle Volluz(5)	23,300	*
All directors and executive officers as a group (15 persons)(13)	540,550	*

*	Represents less than 1% of total outstanding common stock.
(1)	Forterra US Holdings, LLC is a Delaware limited liability company and is wholly owned by Mid Holdings. Mid Holdings is a Jersey limited company and is wholly owned by Concrete Holdings, a Jersey limited company. Concrete Holdings is wholly owned by LSF9 Concrete Ltd, a Jersey limited company. LSF9 is wholly owned by LSF9 Concrete II Ltd, a Jersey limited company. LSF9 Concrete II Ltd is wholly owned by Stardust Holdings, a Bermuda limited partnership. Stardust Holdings is controlled by its general partner, LSF9 Stardust GP, LLC, a Delaware limited liability company, which is controlled by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda exempted company, which is controlled by its sole owner (stockholder) John P. Grayken. The address for Mid Holdings, Concrete Holdings, LSF9 and LSF9 Concrete II Ltd is 47 Esplanade, St. Heiler, Jersey JE1 0BD. The address for Stardust Holdings, Lone Star Partners IX, L.P. and Lone Star Management Co. IX, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM 11, Bermuda. The address for all other persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.
(2)	The information regarding the beneficial ownership of Frontier Capital Management Co., LLC is based on the Schedule 13G filed with the SEC thereby on February 7, 2018. Frontier Capital Management Co., LLC has sole voting power with respect to 1,622,873 shares, shared voting power with respect to no shares, sole dispositive power with respect to 3,337,684 shares and shared dispositive power with respect to no shares. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.
(3)	Mr. Bradley is also a Director.
(4)	Includes options to purchase 57,916 shares of common stock that have vested or will best within 60 days of the Record Date.

(5)	Owns interests in entities which own direct or indirect non-controlling interests in Forterra US Holdings, LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by Forterra US Holdings, LLC.
(6)	Includes options to purchase 12,397 shares of common stock that have vested or will vest within 60 days of the Record Date.
(7)	Includes options to purchase 12,397 shares of common stock that have vested or will vest within 60 days of the Record Date.
(8)	Includes options to purchase 10,297 shares of common stock that have vested or will vest within 60 days of the Record Date.
(9)	Based on the last information available to the Company as of April 13, 2018, includes 22,200 shares held directly.
(10)	Includes 6,369 restricted stock units that have vested or will vest within 60 days of the Record Date.
(11)	Includes 6,369 restricted stock units that have vested or will vest within 60 days of the Record Date.
(12)	Includes 6,369 restricted stock units that have vested or will vest within 60 days of the Record Date.
(13)	Includes options to purchase 101,437 shares of common stock and 19,107 restricted stock units that have vested or will vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, except as set forth below, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2017. On January 17, 2017, a Form 3 reporting no holdings for Scott Leonard, former Executive Vice President and Chief Operating Officer, was reported one business day late.

RELATED PARTY TRANSACTIONS

In connection with our IPO, we implemented a written policy pursuant to which our Audit Committee will review and approve or ratify transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving or ratifying any transaction with a related party, the Audit Committee will consider the material facts as to the related party’s relationship with us or interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any transaction described below.

RELATIONSHIPS WITH LONE STAR AND AFFILIATES

Lone Star currently owns 70.2% of our outstanding common stock. For as long as Lone Star and its affiliates continue to beneficially own shares of common stock representing more than a majority of the voting power of our common stock, they will be able to direct the election of all of the members of our Board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock and the payment of dividends. Similarly, Lone Star will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in our control and could take other actions that might be favorable to them.

Registration Rights Agreement—We entered into a registration rights agreement with Lone Star in connection with our IPO. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star if a registration statement for the resale of shares of common stock held by Lone Star is not declared effective or if the effectiveness is not maintained. All of Lone Star’s 45,107,250 shares of our common stock are entitled to these registration rights.

Tax Receivable Agreement —In connection with our IPO, we entered into a tax receivable agreement with Lone Star that provides for, among other things, the payment by us to Lone Star of 85% of the amount of certain covered tax benefits that we and our subsidiaries have generated or are expected to generate, which may reduce the actual liability for certain taxes that we might otherwise be required to pay. The tax benefits subject to the tax receivable agreement, or the Covered Tax Benefits, include: (i) all depreciation and amortization deductions, and any offset to taxable income and gain or increase to taxable loss, resulting from the tax basis that we had in our assets as of the time of the consummation of our IPO, (ii) the utilization of our and our subsidiaries’ net operating losses and tax credits, if any, attributable to periods prior to our IPO, (iii) deductions in respect of payments made, funded or reimbursed by an initial party to the tax receivable agreement (other than us or one of our subsidiaries) or an affiliate thereof to participants under the LTIP, (iv) deductions in respect of transaction expenses attributable to the acquisition of U.S. Pipe and (v) certain other tax benefits attributable to payments made under the tax receivable agreement. The tax receivable agreement provides for payments to Lone Star in an amount equal to 85% of the aggregate reduction in U.S. federal, state, local and non-U.S. income taxes payable realized by us and our subsidiaries (using an assumed combined state and local income tax rate of 5%) from the utilization of such Covered Tax Benefits.

The obligations under the tax receivable agreement are our obligations and not obligations of our subsidiaries and are not conditioned upon Lone Star maintaining a continued direct or indirect ownership interest in us. For purposes of the tax receivable agreement, the aggregate reduction in income tax payable by us are computed by comparing our actual income tax liability with our hypothetical liability (using an assumed combined state and local income tax rate of 5%) had we not been able to utilize the Covered Tax Benefits, taking into account several assumptions and adjustments, including, for example, that:

•	we will pay state and local taxes at a rate of 5%, even though our actual effective state and local tax rate may be materially lower;
•	tax benefits existing at the time of our IPO are deemed to be utilized before any post-closing/after- acquired tax benefits;
•	a non-taxable transfer of assets by us to a non-consolidated entity is treated under the tax receivable agreement as a taxable sale at fair market value; and
•	a taxable sale or other taxable transfer of subsidiary stock by us is (in cases where the subsidiary’s tax basis in its assets exceeds our tax basis in the subsidiary’s stock) treated under the tax receivable agreement as a taxable sale of the subsidiary’s assets.

The foregoing assumptions and adjustments could cause us to be required to make payments under the tax receivable agreement that are significantly greater than the benefits we realize in respect of the Covered Tax Benefits. The tax receivable agreement will remain in effect until all Covered Tax Benefits have been used or expired, unless the agreement is terminated early, as described below.

We expect that the payments we make under the tax receivable agreement could be substantial. Based on our current estimates, as included in our 2017 Annual Report on Form 10-K, and assuming no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the tax receivable agreement, we expect that future payments under the tax receivable agreement will aggregate to approximately $117.6 million (excluding any payments that may be made to Lone Star under the tax receivable agreement as a result of tax benefits recognized in connection with payments under the LTIP). Depending on the amount and timing of our future earnings (if any) and on other factors, including the effect of any limitations imposed on our ability to use the Covered Tax Benefits, it is possible that all payments required under the tax receivable agreement could become due within a relatively short period of time. The actual amount and utilization of the Covered Tax Benefits, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future.

Payments under the tax receivable agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points. The tax receivable agreement provides that if, at any time, we elect an early termination of the tax receivable agreement with approval of a majority of our independent directors and with Lone Star’s consent, we are in material breach of our obligations under the agreement, or certain credit events described in the tax receivable agreement occur with respect to us (including a breach of the leverage covenant described below), we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to Lone Star. Such payment would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income and tax liabilities to fully utilize such tax benefits. We may elect to completely terminate the tax receivable agreement early only with the written approval of Lone Star. The tax receivable agreement also provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) payments under the tax receivable agreement for each taxable year after any such event would be based on certain valuation assumptions, including the assumption that we and our subsidiaries have sufficient taxable income to fully utilize the Covered Tax Benefits. Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

In addition, were the Internal Revenue Service to successfully challenge the availability or amount of any of the Covered Tax Benefits, Lone Star would not reimburse us for any payments previously made under the tax receivable agreement, but future payments under the tax receivable agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the Internal Revenue Service. As a result, we could make payments under the tax receivable agreement in excess of our actual cash savings in income tax.

We have full responsibility and sole discretion over all tax matters concerning the Company. However, we are required to notify Lone Star of any audit by a taxing authority, the outcome of which is reasonably expected to affect Lone Star’s rights under the tax receivable agreement. We do not have the right to enter into any settlement of such an audit without the consent of Lone Star (not to be unreasonably withheld, conditioned or delayed). For so long as the tax receivable agreement remains outstanding, we are restricted from entering into any agreement that would be materially more restrictive with respect to our ability to make payments under the tax receivable agreement than the terms of our credit agreements entered into in connection with our IPO or, unless permitted by the terms of such credit agreements or any replacement credit agreements to the extent the terms thereof are no less restrictive in this regard than the applicable credit agreement it replaced, incurring debt that would cause our consolidated net leverage ratio (the ratio of consolidated funded indebtedness less unrestricted cash to consolidated EBITDA) to exceed a certain specified ratio, in each case without the prior written consent of Lone Star (not to be unreasonably withheld, conditioned or delayed).

Certain risks related to the tax receivable agreement are discussed in greater detail in Item 1A, Risk Factors, in our 2017 Form 10-K.

EXECUTIVE OFFICER AND DIRECTOR INDEMNIFICATION AGREEMENTS

Our amended and restated bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

STOCKHOLDERS’ PROPOSALS

Only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Board or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board and other proper business for consideration at the 2019 annual meeting of stockholders must be submitted to the Company no earlier than January 24, 2019 and no later than February 23, 2019. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principle executive offices at Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2019 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 21, 2018.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company in writing should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel; phone (469) 458-7973.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal year ended December 31, 2017 can be found in our 2017 Form 10-K. A copy of our 2017 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date.

You can also access a copy of our 2017 Form 10-K on the Company’s website at forterrabp.com. The Company will furnish without charge a copy of our 2017 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to our 2017 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Forterra, Inc., 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, Attention: General Counsel.

OTHER BUSINESS

The Board does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Lori M. Browne

Executive Vice President, General Counsel

and Corporate Secretary

Irving, Texas

April 20, 2018

APPENDIX 1

FORTERRA, INC.

2018 STOCK INCENTIVE PLAN

1.    Purpose

The purpose of this Forterra, Inc. 2018 Stock Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, officers, non-employee directors and other service providers of Forterra, Inc. (the “Company”) and its stockholders by providing stock-based compensation. The objectives of the Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate Participants to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock Units and Restricted Stock, any of which may be performance-based, as determined by the Committee.

2.    Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock Unit, or Restricted Stock award granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions.

(d) “Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f) “Board” means the board of directors of the Company.

(g) “Cause” has the meaning set forth in an Award Agreement or other written employment or services agreement between the Participant and the Company or an Affiliate thereof, or if no such meaning applies, means a Participant’s Termination of Employment by the Company or an Affiliate by reason of the Participant’s (i) material breach of his or her obligations under any agreement, including any employment agreement, that he has entered into with the Company or an Affiliate; (ii) intentional misconduct as an officer, employee, director, consultant or advisor of the Company or a material violation by the Participant of written policies of the Company; (iii) material breach of any fiduciary duty which the Participant owes to the Company; (iv) commission by the Participant of (A) a felony or (B) fraud, embezzlement, dishonesty, or a crime involving moral turpitude; (v) the habitual use of illicit drugs or other illicit substances; or (vi) unexplained absence from work or service for more than ten (10) days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted). A Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to his or her termination of employment or service that grounds for termination of his or her employment or service for Cause existed at the time of his or her termination of employment or service.

(h) “Change in Control” means the occurrence of any one of the following:

(i) any Person, other than LSF9 Stardust Holdings, L.P., Forterra US Holdings, LLC, or their respective Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date (as defined below), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) the implementation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to (A) an entity, at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, or (B) LSF9 Stardust Holdings, L.P., Forterra US Holdings, LLC, or their respective Affiliates.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(j) “Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.

(k) “Common Stock” means the common stock of the Company, par value $0.001 a share, or such other class or kind of shares or other securities as may be applicable under Section 13.

(l) “Company” means Forterra, Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.

(m) “Disability” means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of a Participant that would entitle him or her to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees as then in effect; or in the event that a Participant is not covered, for whatever reason under the Company’s long-term disability insurance policy or plan for employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Participants shall submit to an examination by such physician upon request by the Committee.

(n) “Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Restricted Stock Unit Award equal to the dividends that would have been paid to the Participant if the shares underlying the Award had been owned by the Participant.

(o) “Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4 of the Plan.

(p) “Eligible Person” any current or prospective employee, officer, non-employee director or other service provider of the Company or any of its Subsidiaries; provided however that Incentive Stock Options may only be granted to employees.

(q) “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(r) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(u) “Participant” means any Eligible Person to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(v) “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(w) “Plan” means the Forterra, Inc. 2018 Stock Incentive Plan as set forth herein and as amended from time to time.

(x) “Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, vesting and/or transferability of which is subject during specified periods of time to any such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(y) “Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(z) “Retirement” has the meaning set forth in an Award Agreement or other written employment or services agreement between the Participant and the Company or an Affiliate thereof, or if no such meaning applies, means (i) for employees: retirement from active employment with the Company and its Subsidiaries: (A) at or after age 55 with 5 years of service recognized by the Company or (B) at or after age 50 with 80 points (with points meaning the sum of the Participant’s age and years of service recognized by the Company at the time of retirement); and (ii) for non-employee directors: retirement from active service with the Company after having served as a non-employee director for at least an aggregate of three full years (excluding any service while a full-time employee of the Company). The determination of the Committee as to an individual’s Retirement shall be conclusive on all parties.

(aa) “Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(bb) “Stock Appreciation Right” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(cc) “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(dd) “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ee) “Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company and its Subsidiaries, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs or engages a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding.

3.    Eligibility

Any Eligible Person is eligible for selection by the Committee to receive an Award.

4.    Effective Date and Termination of Plan

The Plan shall become effective upon its approval by the stockholders of the Company (the “Effective Date”). The Plan shall remain available for the grant of Awards until April 17, 2028. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.    Shares Subject to the Plan and to Awards

(a) Aggregate Limits.    The aggregate number of shares of Common Stock issuable under the Plan shall be equal to five million (5,000,000), plus any shares of Common Stock subject to outstanding awards under the Forterra, Inc. 2016 Stock Incentive Plan as of the Effective Date that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock). The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 13 shall be subject to adjustment as provided in Section 13. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.    For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award. The aggregate number of shares available for issuance under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under this Plan.

(c) Substitute Awards.    Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

(d) Tax Code Limits.    The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall be equal to five million (5,000,000), which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(e) Limits on Awards to Non-Employee Directors.    The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee director shall not exceed $250,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to two hundred percent (200%) of the foregoing limit.

6.    Administration of the Plan

(a) Administrator of the Plan.    The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers of the Company, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer or non-employee director of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(iv) through (ix) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

(b) Powers of Committee.    Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(iii) to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(v) to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(vi) to determine the extent to which adjustments are required pursuant to Section 13;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(viii) to approve corrections in the documentation or administration of any Award; and

(xi) to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. § 1.409A-1 (b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 17, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 17, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c) Determinations by the Committee.    All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards.    In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7.    Plan Awards

(a) Terms Set Forth in Award Agreement.    Awards may be granted to Eligible Persons as determined by the Committee at any time and from time to time prior to the termination of the Plan. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Performance Criteria.    The Committee may establish performance criteria and level of achievement versus such criteria that determine the number of shares of Common Stock, Restricted Stock Units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business division or unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earning or earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital or investment (including return on total capital, return on invested capital, or return on investment), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) total backlog, (xxi) days sales outstanding, (xxii) customer service, (xxiii) operational safety, reliability and/or efficiency, (xxiv) environmental incidents, or (xxv) any other criteria, including without limitation other standards of financial, operational or personal performance, as determined by the Committee. The Committee may make adjustments to the performance criteria so as to neutralize the effect of any unanticipated events or occurrences on the applicable Award. Such performance-based awards may be identified as “Performance Share,” “Performance Equity,” “Performance Unit” or other such term as chosen by the Committee.

(c) Termination of Employment.    Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Termination of Employment.

(d) Rights of a Stockholder.    A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 13 of this Plan or as otherwise provided by the Committee.

8.    Options

(a) Grant, Term and Price.    The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b) No Repricing without Stockholder Approval.    Other than in connection with a change in the Company’s capitalization (as described in Section 13), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option and, at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.

(c) No Reload Grants.    Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d) Incentive Stock Options.    Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e) No Stockholder Rights.    Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.    Stock Appreciation Rights

(a) General Terms.    The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Stockholder Approval.    Other than in connection with a change in the Company’s capitalization (as described in Section 13), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right and, at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

(c) No Stockholder Rights.    Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.    Restricted Stock and Restricted Stock Units

(a) Vesting and Performance Criteria.    The grant, issuance, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Unit Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.

(b) Dividends and Distributions.    Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or distributions only to the extent provided by the Committee.

11.    Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to an Award. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

12.    Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.    Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued or issuable pursuant to such an adjustment.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided in the Award Agreement or another contract, including an employment or services agreement, or under the terms of a transaction constituting a Change in Control, the Committee may provide that any or all of the following shall occur upon a Participant’s Termination of Employment without Cause within twenty-four (24) months following a Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, as determined by the Committee, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 13(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d) Notwithstanding anything in this Section 13 to the contrary, in the event of a Change in Control, the Committee may provide for the cancellation and cash settlement of all outstanding Awards upon such Change in Control.

(e) The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 13 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(f) Notwithstanding anything in this Section 13 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 13 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

14.    Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (ii) a Participant may transfer or assign an Award as a gift to an entity wholly owned by such Participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

15.    Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined, in its sole and absolute discretion, that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

16.    Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

17.    Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 13, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c) reprice outstanding Options or SARs as described in 8(b) and 9(b);

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) increase the individual maximum limits in Section 5(e); or

(g) otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

18.    No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, vesting, exercise or settlement of any Award granted hereunder.

19.    Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of Restricted Stock, stock options or other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20.    Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

21.    No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

22.    Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

23.    No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation and Bylaws (as each may be amended from time to time), as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

24.    Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

25.    Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

26.    Clawback/Recoupment

Awards granted under this Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

ANNUAL MEETING OF FORTERRA, INC. Date: Thursday, May 24, 2018 Time: 10:00 A.M. (Central Daylight Time) Place: 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only • Board of Directors Recommends a Vote FOR the Election of Directors in Proposal 1; • Board of Directors Recommends a Vote FOR Proposals 2, 3 and 4. 1: Election of Directors 01 Chris Meyer 02 Richard “Chip” Cammerer, Jr. 03 Kyle Volluz Recommend Directors For Withhold For For For For Against Abstain 2: To LLP ratify as our the independent appointment registered of Ernst & public Young accounting firm for 2018. 3: To compensation approve, on of an our advisory named basis, executive the officers. 4: To Incentive approve Plan the . Forterra, Inc. 2018 Stock 5: To properly conduct come such before other the business Annual as Meeting may or any adjournments or postponements thereof. To attend the meeting and vote your shares in person, please mark this box Authorized Signatures—This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on May 24, 2018. The Proxy Statement and accompanying 2017 Annual Report to Stockholders are available at www.proxypush.com/FRTA. Annual Meeting of Forterra, Inc. to be held on Thursday, May 24, 2018 for Holders as of April 2, 2018 This proxy is being solicited on behalf of the Board of Directors VOTE BY: OR MAIL INTERNET Go To www.proxypush.com/FRTA • Cast your vote online. • View meeting documents. TELEPHONE Call 866-829-5135 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. OR • Mark, sign and date your Proxy Card. • Detach your Proxy Card. • Return your Proxy Card in the postage-paid envelope provided. The undersigned hereby appoints Jeff Bradley and Lori Browne, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Forterra, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4. All votes must be received by 5:00 P.M., Eastern Time, May 23, 2018. PROXY TABULATOR FOR FORTERRA, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — Forterra, Inc. Annual Meeting of Stockholders May 24, 2018 10:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Jeff Bradley and Lori Browne, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Forterra, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Thursday, May 24, 2018 at 10:00 a.m. at the offices of Forterra, Inc. at 511 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR the Proposals in Items 2, 3 and 4. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)